UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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30 Corporate Drive, Suite 200
Burlington, MA 01803
(781) 270-1200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, May 5, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of CIRCOR International, Inc. (the "Company") will be held on Tuesday, May 5, 2015, at 1:00 PM local time, at the offices of the Company’s subsidiary CIRCOR Instrumentation Technologies, Inc., 405 Centura Court, Spartanburg, SC 29303. The Annual Meeting is being called for the purpose of considering and voting upon the following proposals:

1.
To elect three Class I directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2018 and until each such director's successor is duly elected and qualified or until his earlier resignation or removal;

2.	To consider an advisory resolution approving the compensation of the Company's Named Executive Officers; and

3.	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 13, 2015 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company's common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the "Notice") you received or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card in the enclosed envelope. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in your Notice and in the Company's Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by telephone or returned a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 5, 2015: Our Proxy Statement, a form of proxy and a letter to stockholders from our President and Chief Executive Officer and our Chief Financial Officer, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available for viewing, printing and downloading at www.proxy.CIRCOR.com.

Directions to the Annual Meeting are included on the last page of the Company's Proxy Statement.

By Order of the Board of Directors

Alan J. Glass
Secretary

Burlington, Massachusetts
March 24, 2015

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS INDICATED ABOVE. YOUR PROXY IS REVOCABLE UNTIL THE TIME SET FORTH IN THE COMPANY'S PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., the Company's proxy solicitor, at (800) 322-2885 or (212) 929-5500 or at proxy@mackenziepartners.com.

PROXY STATEMENT

30 Corporate Drive, Suite 200
Burlington, MA 01803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 5, 2015

This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CIRCOR International, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 5, 2015, at 1:00 PM local time, and any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held at the Company’s subsidiary CIRCOR Instrumentation Technologies, Inc., 405 Centura Court, Spartanburg, SC 29303.

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.
To elect three Class I directors for three-year terms, such terms to continue until the Annual Meeting of Stockholders in 2018 and until each such director's successor is duly elected and qualified or until his earlier resignation or removal;

2.	To consider an advisory resolution approving the compensation of the Company's Named Executive Officers; and

3.	Such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

This Proxy Statement and the form of proxy were first made available to stockholders on or about March 24, 2015. The Board has fixed the close of business on March 13, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 17,693,296 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 63 stockholders of record. Each holder of our outstanding Common Stock as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For Proposal 1, the election of three Class I directors, each nominee shall be elected as a director of the Company if he receives the affirmative vote of a plurality of the votes cast. The approval of a majority of the votes cast is necessary to approve Proposal 2, the consideration of an advisory resolution approving the compensation of the Company's Named Executive Officers.

Shares that reflect abstentions or "broker non-votes" (i.e. shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of the directors (Proposal 1), votes may be cast "for" or "withheld" from the nominees. Votes cast "for" the nominees will count as "yes" votes; votes that are "withheld" from the nominees will not be voted with respect to the election of the nominees. With respect to Proposal 2, votes may be cast "for," "against" or "abstain." In the case of Proposal 2, abstentions are not considered votes cast on such matter and will have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated. Proposals 1 and 2 are each "non-discretionary" items and, therefore, brokers and nominees do not have discretionary voting power with respect to such matters. Broker non-votes will have no effect on Proposals 1 and 2, and with respect to such proposals, if you do not instruct your broker how to vote with respect to these matters, your broker may not vote with respect to these items. With respect to Proposal 2, such non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

This year, pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have again elected to provide access to our proxy materials over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials (the "Notice") to certain of our stockholders (excluding those stockholders who previously have requested that they receive electronic or paper copies of our proxy materials). Stockholders have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet and request a printed copy of our proxy materials may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 5, 2015: This Proxy Statement, a form of proxy, a letter to stockholders from our President and Chief Executive Officer, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 ("Fiscal Year 2014"), are available for viewing, printing and downloading at www.proxy.CIRCOR.com.

Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the following methods:

1.	Vote by internet by going to the web address www.voteproxy.com and following the instructions for internet voting on such website or on your Notice or proxy card;

2.	Vote by telephone by dialing 1-800-PROXIES (776-9437) in the United States or 1-718-921-8500 from foreign countries and following the instructions; or

3.
Vote by proxy card if you received a paper copy of these materials by completing, signing, dating, and mailing your proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

In order to vote via the internet or by telephone, stockholders whose shares are registered in their name must have the stockholder identification number which is provided in the Notice.

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Any properly completed proxy given by stockholders whose shares are registered in their name pursuant to this solicitation may be revoked by one of the following methods:

1.	Filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

2.	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

3.	Duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or

4.	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).
To be effective, any written notice of revocation or subsequent proxy must be sent so as to be delivered to the Company's Secretary at the Company's corporate headquarters before the taking of the vote at the Annual Meeting.
Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the nominees for director listed in this Proxy Statement, and "FOR" approval of the resolution regarding compensation of the Company's Named Executive Officers. It is not anticipated that any other matters will be presented at the Annual Meeting. However, if other matters are duly presented, proxies will be voted in accordance with the discretion of the proxy holders.

Except where otherwise incorporated by reference, neither the Annual Report nor the letter from our President and Chief Executive Officer to our stockholders is a part of the proxy solicitation material.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 or at proxy@mackenziepartners.com.

CORPORATE GOVERNANCE

Independence of Directors

The Board, upon consideration of all relevant facts and circumstances and upon recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each director, other than our Chief Executive Officer Scott A. Buckhout, is independent of the Company. In evaluating the independence of each director, the Board applied the standards and guidelines set forth in the applicable SEC and New York Stock Exchange ("NYSE") regulations in determining that each director has no material relationship with the Company, directly or as a partner, stockholder, or affiliate of an organization that has a relationship with the Company. The bases for the Board's determination include, but are not limited to, the following:

•	No director other than Mr. Buckhout is an employee of the Company or its subsidiaries or affiliates.

•	No director has an immediate family member who is an officer of the Company or its subsidiaries or has any other current or past material relationship with the Company.

•	No director other than Mr. Buckhout receives, or in the past three years, has received, any compensation from the Company other than compensation for services as a director.

•	No director has a family member who has received any compensation during the past three years from the Company.

•	No director, during the past three years, has been affiliated with, or had an immediate family member who has been affiliated with, a present or former internal or external auditor of the Company.

•	No executive officer of the Company serves on the compensation committee or the board of directors of any corporation that employs a director or a member of any director's immediate family.

•
No director is an officer or employee (or has an immediate family member who is an officer or employee) of an organization that sells products and services to, or receives products and services from, the Company in excess of the greater of $1 million or 2% of such organization's consolidated gross revenues in any fiscal year.

In making its determination, the Nominating and Corporate Governance Committee and the Board also considered the fact that one of our directors, David F. Dietz, is a partner of Goodwin Procter LLP ("Goodwin Procter"), a law firm that, upon the recommendation of the Company’s General Counsel and advance approval of the Board, provides legal services to the Company with respect to certain matters not involving Mr. Dietz. After considering the nature of the matters for which Goodwin Procter provides services, the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter's overall revenues (significantly less than one percent), as well as both the independent judgment that Mr. Dietz has exhibited during his fifteen and one-half year tenure as a director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not result in Mr. Dietz having a material relationship with the Company and does not compromise his independence.

Principles of Corporate Governance

The Nominating and Corporate Governance Committee of the Board has developed, and the full Board has adopted, a set of Principles of Corporate Governance. The Principles of Corporate Governance are available on the Company's website at www.CIRCOR.com under the "Investors" sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company's Secretary at the Company's corporate headquarters.

Code of Conduct & Business Ethics / Compliance Training / Reporting of Concerns

The Company has implemented and regularly monitors compliance with a comprehensive Code of Conduct & Business Ethics (the "Code of Conduct"), which applies uniformly to all directors, executive officers, and employees. Among other things, the Code of Conduct addresses conflicts of interest, confidentiality, fair dealing, protection and proper use of Company assets, compliance with applicable law (including insider trading and anti-bribery laws), and reporting of illegal or unethical behavior. The Code of Conduct is available on the Company's website at www.CIRCOR.com under the "Investors" sub link and a hardcopy will be provided by the Company free of charge to any stockholder who requests it by writing to the Company's Secretary at the Company's corporate headquarters.

In order to enhance understanding of and compliance with the Code of Conduct, the Company has undertaken a number of additional steps. Through a third-party provider, the Company maintains an on-line training program pursuant to which all officers and all employees with company-issued email accounts must take a series of courses designed to demonstrate the ways in which certain activities might run afoul of the Code of Conduct. In addition, although all employees are encouraged to personally report any ethical concerns without fear of retribution, the Company, through a third-party provider, maintains the Company's HelpLine (the "HelpLine"), a toll-free telephone and web-based ("hotline") through which employees may report concerns confidentially and anonymously. The HelpLine facilitates the communication of ethical concerns and serves as the vehicle through which employees may communicate with the Audit Committee of the Board confidentially and anonymously regarding any accounting or auditing concerns.

Nomination of Directors/Director Attendance at Annual Meetings

General Criteria

The Nominating and Corporate Governance Committee recognizes that the challenges and needs of the Company will vary over time and, accordingly, believes that the selection of director nominees should be based on skill sets most pertinent to the issues facing or likely to face the Company at the time of nomination. Accordingly, the Nominating and Corporate Governance Committee does not believe it is in the best interests of the Company to establish rigid criteria for the selection of nominees to the Board. When assessing nominees to serve as director, the Nominating and Corporate Governance Committee believes that the Company will benefit from a diversity of background and experience on the Board and, therefore, will consider and seek nominees who, in addition to general management experience and business knowledge, possess, among other attributes, an expertise in one or more of the following areas: finance, manufacturing technology, international business, investment banking, business law, corporate governance, risk assessment, business strategy, organizational development, and investor relations. In addition, there are certain general attributes that the Nominating and Corporate Governance Committee believes all director candidates must possess, which include:

•	A commitment to ethics and integrity;

•	A commitment to personal and organizational accountability;

•	A history of achievement that reflects superior standards for themselves and others; and

•	A willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively with colleagues.

As noted in the Principles of Corporate Governance, a majority of directors must be independent. The Nominating and Corporate Governance Committee, however, also believes that, absent special circumstances, all directors other than the Chief Executive Officer, if he or she is serving on the Board, should be independent. The Nominating and Corporate Governance Committee annually assesses the adequacy of the foregoing criteria for Board membership. We believe that, based on the background and experience of each director, as described below, the current Board reflects diversity in business and professional experience and skills.

As a matter of good corporate governance, the Company's Principles of Corporate Governance limit the number of public company directorships any director of the Company may hold to three, including that of the Company. We believe this policy assists the Board in continuing to focus on and carry out the Board activities of the Company efficiently.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider nominations submitted by stockholders, provided that such nominations are submitted to the Company not less than 120 calendar days prior to the first anniversary date on which the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting.

Therefore, in order to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company's proxy statement for its annual meeting to be held in 2016, stockholder recommendations for director must be received by the Company's Secretary at the Company’s corporate headquarters prior to November 26, 2015. Any such notice also must include (i) the name and address of record of the stockholder; (ii) a representation that the stockholder is a record holder of the Company's Common Stock or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications of the proposed director candidate which address the general criteria for directors as expressed in the Company's most recent proxy statement; (v) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (vi) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC. Potential nominations that meet the criteria described above will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for further review and consideration by such committee. See “Submission of Stockholder Proposals for Annual Meeting in 2016” below in this Proxy Statement for further information regarding procedures that must be followed by stockholders in order to nominate candidates for director at the 2016 annual meeting.

Evaluation of Candidates

In evaluating candidates for director, the Nominating and Corporate Governance Committee applies the skills, experience, qualifications and demeanor of the individual against the general criteria set forth above, including the particular needs of and issues facing, or likely to face, the Company at the time of consideration of the individual. In addition, with regard to current directors, the Nominating and Corporate Governance Committee takes into consideration such individuals' performance as directors. The Nominating and Corporate Governance Committee intends to evaluate any stockholder candidates in the same manner as candidates from any other sources.

Director Attendance at Annual Meetings

To date, our Board has not adopted a formal policy regarding director attendance at annual meetings of our stockholders. However, the Board typically schedules a meeting of the Board either on or the day before the date of the annual meeting of stockholders, and our directors, therefore, are encouraged to (and typically do) attend the annual meeting. At our last annual meeting of stockholders, which was held on April 30, 2014, all of our directors, except Mr. Buckhout who was absent due to illness, were in attendance. We anticipate that all of our directors will be in attendance at the May 5, 2015 Annual Meeting.

Our Board and Committee Structure

The Board

Our Board currently consists of seven members who are divided into three classes, with three directors in Class I, two directors in Class II, and two directors in Class III. Directors serve for staggered three-year terms, with one class of directors being elected by the Company's stockholders at each annual meeting. Our Board maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The table below sets forth the name, age, class, and committee membership for each of our directors as of March 17, 2015:

Director	Age	Director Class	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Non- Management Directors
David F. Dietz (1)	65	I				●
Douglas M. Hayes	71	I		C	M	●
Norman E. Johnson	66	I		M	M	●
Jerome D. Brady	71	II	M		C	●
Peter M. Wilver	55	II	C			●
John (Andy) O'Donnell	66	III	M	M		●
Scott A. Buckhout	48	III

C	Chairman of Committee	Director Class Term Expires at Annual Meeting:	I = 2015
M	Committee Member		II = 2016
(1)	Chairman of the Board of Directors		III = 2017

Director Qualifications

The biographies of each of the nominees and continuing directors below contain, among other things, information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that, among other things, led the Nominating and Corporate Governance Committee and the Board to the conclusion that such individual should serve as a director for the Company.

Jerome D. Brady. Mr. Brady has served as a member of the Board since 2003. Prior to retiring in 2000, Mr. Brady served as the President and Chief Executive Officer of C&K Components, Inc., a manufacturer of electronic components located in Watertown, Massachusetts. He also previously served as Chairman, President and Chief Executive Officer of AM International, Inc., a global manufacturer of printing equipment, headquartered in Rosemont, Illinois. Mr. Brady is also a director and member of the audit committee of Franklin Electric Company, Inc. We believe Mr. Brady's qualifications to sit on our Board include his record of success in leadership positions in manufacturing companies having attributes similar to our Company, as well as his extensive experience in corporate acquisitions and international markets.

Scott A. Buckhout. Mr. Buckhout joined CIRCOR as President and Chief Executive Officer and was appointed to the Board in April 2013. Prior to joining CIRCOR, Mr. Buckhout served in a number of senior level positions at United Technologies Corporation (UTC) from 2007 to 2012, including President of UTC Fire & Security, President of Global Fire Products and President, Systems and Firefighting. Prior to UTC, Mr. Buckhout held a number of senior roles at Honeywell International Corporation in the Consumer Products and Friction Materials divisions. He spent five years in Europe for UTC and Honeywell, including as Vice President and General Manager, Consumer Products Group, Honeywell Europe, Middle East, Asia and Vice President and General Manager, Honeywell Friction Materials - Europe. He also previously worked in general management and strategy consulting roles at Booz Allen & Hamilton and The Boeing Company. We believe Mr. Buckhout’s qualifications to sit on our Board include his extensive experience in leading, improving the operational performance of, and profitably growing large, multi-national manufacturing businesses through both organic and acquisition related activities.

David F. Dietz. Mr. Dietz has served as a member of the Board since its inception in 1999. Mr. Dietz has been a partner of the law firm of Goodwin Procter since 1984. Mr. Dietz is also a director and Chairman of the Independent Directors and

Compensation Committee of the Andover Companies, a property and casualty insurance company, and High Liner Foods (USA), Inc., a frozen food company. We believe Mr. Dietz' qualifications to sit on our Board include his experience in corporate governance and legal matters, including corporate acquisitions and corporate finance.

Douglas M. Hayes. Mr. Hayes has served as a member of the Board since 2002. Since 1997, Mr. Hayes has been the President of Hayes Capital Corporation, a private investment firm and, from 1997 through 2001, he also served as Chairman of Compass Aerospace Corporation, an aerospace parts manufacturer. From 1986 through 1997, Mr. Hayes was a Managing Director of the investment firm Donaldson, Lufkin & Jenrette. Mr. Hayes currently is a member of the board of directors of Reliance Steel and Aluminum Co. and, from 2004 through 2008, was a member of the board of directors of Sands Regent, Inc., at which time the company was sold. We believe Mr. Hayes' qualifications to sit on our Board include his record of success as an investment banker and as a partner of a major investment bank, as well as the related expertise he possesses in capital markets, corporate acquisitions, corporate finance and the energy and aerospace industries.

Norman E. Johnson. Mr. Johnson has served as a member of the Company’s Board of Directors since 2012. Mr. Johnson is the retired Executive Chairman and former President and Chief Executive Officer of CLARCOR, Inc., a publicly-traded global manufacturer of filtration products, services and systems. Prior to his retirement, he held multiple executive leadership positions within CLARCOR, including eleven years as Chairman, President and Chief Executive Officer and, prior to that, five years as President and Chief Operating Officer. Mr. Johnson also serves on the boards of directors of Cracker Barrel Old Country Stores, Inc., a publicly-traded operator of stores and restaurants and of Schneider National, a privately-held multi-billion dollar trucking and logistics company. We believe Mr. Johnson’s qualifications to sit on the Board include his extensive experience driving revenue and earnings growth and enhancement of shareholder value of a large, multi-national manufacturing company and his expertise in end-markets and technologies.

John (Andy) O'Donnell. Mr. O'Donnell has served as a member of the Company's Board of Directors since 2011. Until his January 2014 retirement, Mr. O'Donnell had worked at Baker Hughes since 1975. He served as Vice President of Baker Hughes since 1998 and was appointed to Vice President, Office of the Chief Executive Officer in 2012. From 2009 to 2011, Mr. O'Donnell was President, Western Hemisphere Operations of Baker Hughes. He was President of Baker Petrolite Corporation from 2005 to 2009 and President of Baker Hughes Drilling Fluids from 2004 to 2005. Prior to that he served as Vice President, Business Process Development at Baker Hughes from 1998 to 2002 and as Vice President of Manufacturing at Baker Oil Tools from 1990 to 1998. Mr. O’Donnell also serves as a director of Cactus Wellhead, LLC, a privately held oil field manufacturer based in Houston, Texas. We believe that Mr. O'Donnell's qualifications to sit on the Board include his expertise in international energy markets and extensive experience leading multi-national manufacturing operations.

Peter M. Wilver. Mr. Wilver has served as a member of the Company's Board since 2010. Mr. Wilver is Senior Vice President and Chief Financial Officer of Thermo Fisher Scientific Inc. ("Thermo Fisher"), a publicly-traded leading provider of laboratory products and services. Mr. Wilver joined Thermo Fisher, formerly Thermo Electron Corporation, in 2000 as Vice President, Financial Operations, and was named Chief Financial Officer in 2004. Before joining Thermo Fisher, Mr. Wilver worked for General Electric, Grimes Aerospace Company, and Honeywell International (formerly AlliedSignal), where he most recently served as Vice President and Chief Financial Officer of the electronic materials business. We believe Mr. Wilver's qualifications to sit on the Board include his experience in strategic planning and expertise in leading the financial and accounting functions of large, multi-national manufacturing companies.

Committees

Audit Committee. The Audit Committee, which consists of Messrs. Wilver, Brady and O'Donnell (all of whom have been affirmatively determined by the full Board to be independent directors), is directly responsible for overseeing the integrity of the Company's financial statements and for the appointment, compensation, retention and oversight of the work of the firm of independent auditors (the "Auditors") that audits the Company's financial statements and performs services related to the audit. Among other responsibilities, the Audit Committee reviews the scope and results of the audit with the Auditors, reviews with management and the Auditors the Company's annual and quarterly operating results, considers the adequacy of the Company's internal accounting procedures and controls, and considers the effect of such procedures on the Auditors' independence. The Audit Committee also is responsible for overseeing the Company's internal audit function and the Company's compliance with legal and regulatory requirements. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company's Chief Financial Officer; Director of Internal Audit; independent auditors; and management. Pursuant to the requirements of the NYSE, the Audit Committee operates in accordance with a charter (the "Audit Committee Charter"), which is available on the Company's website at www.CIRCOR.com under the "Investors" sub link. The Company will provide a hardcopy of the Audit Committee Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters. Each member of the Audit Committee is "independent," as that term is defined in both the applicable listing standards of the NYSE and the rules of the SEC. Each member also meets the financial literacy requirements of the NYSE and, in addition, the Board has determined that at least one of the Committee's members, Mr. Wilver, is an "audit committee financial expert" under the disclosure standards adopted by the SEC.

Compensation Committee. The Compensation Committee, which consists of Messrs. Hayes, O'Donnell and Johnson (all of whom have been affirmatively determined by the full Board to be independent directors and to also meet the stricter independence standards applicable to compensation committee members under NYSE listing standards), reviews and determines the compensation arrangements for the Company's Chief Executive Officer and reviews the recommendations of the Chief Executive Officer and approves the compensation arrangements for all other officers and senior level employees; reviews general compensation levels for other employees as a group; determines the awards to be granted to eligible persons under the Company's 2014 Stock Option and Incentive Plan (the "Equity Incentive Plan"); and takes such other action as may be required in connection with the Company's compensation and incentive plans, including with respect to compensation and risk-management issues. The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of the Company's outside compensation consultant.

Since early 2012, the Committee has engaged Pearl Meyer & Partners (“PM&P”) as its compensation consultant. In so doing, the Compensation Committee has affirmatively determined that PM&P is independent and has no conflict of interest as contemplated under NYSE listing standards. The executive compensation services provided by PM&P include assisting in defining the Company's executive compensation strategy, providing market benchmark information, supporting the design of both short-term and long-term incentive compensation plans and summarizing regulatory and governance guidelines. In making its compensation decisions, the Compensation Committee relies significantly on the information provided by PM&P.

For additional discussion regarding the role of the compensation consultant, please see the section of this Proxy Statement titled "Compensation Discussion and Analysis." The Compensation Committee operates in accordance with a charter (the "Compensation Committee Charter"), which is available on the Company's website at www.CIRCOR.com under the "Investors" sub link. The Company also will provide a hardcopy of the Compensation Committee Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Messrs. Brady, Hayes and Johnson (each of whom has been affirmatively determined by the full Board to be independent directors), is responsible for establishing criteria for selection of new directors, identifying individuals qualified to become directors, and recommending candidates to the Board for nomination as directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending to the Board a set of corporate governance principles applicable to the

Company, overseeing the evaluation of the Board and management, recommending to the Board appropriate levels of director compensation and, together with the Audit Committee, monitoring compliance with the Company's Code of Conduct. The Nominating and Corporate Governance Committee operates in accordance with a charter (the "Nominating and Corporate Governance Charter"), which is available on the Company's website at www.CIRCOR.com under the "Investors" sub link. The Company also will provide a hardcopy of the Nominating and Corporate Governance Charter to stockholders free of charge upon written request to the Company's Secretary at the Company's corporate headquarters.

Except for the availability of this Proxy Statement and the Form of Proxy for the 2015 Annual Meeting of stockholders, which are available for viewing, printing and downloading at www.proxy.CIRCOR.com, the information on the Company's website is not part of this Proxy Statement.

Board and Committee Meetings

The following table sets forth the number of meetings held during Fiscal Year 2014 by the Board and by each committee thereof. Each of the directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member during the time each such individual was a member of the Board.

Number of Meetings
Board of Directors	8
Audit Committee	7
Compensation Committee	7
Nominating and Corporate Governance Committee	4

Board Leadership Structure and Role in Risk Oversight: Chairman of the Board; Communications with Independent Directors

The Board has concluded that having a separate Chairman of the Board and Chief Executive Officer is currently the most appropriate and effective leadership structure. In reaching this conclusion, the Board considered that separating the roles of Chairman and Chief Executive Officer would most effectively provide the Company access to the judgments and experience of Mr. Dietz, as Chairman of the Board, and Mr. Buckhout, as Chief Executive Officer while providing a mechanism for the Board’s independent oversight of management. As Chairman of the Board, Mr. Dietz presides over the meetings of the Board and the stockholders, utilizing his extensive experience in corporate governance and legal matters and familiarity with the Company, including his service as a member of the Board of Directors since the Company’s inception and as the lead independent director from 2004 until he was appointed Chairman of the Board in December 2012. Among his responsibilities as Chairman, in addition to presiding over Board meetings, Mr. Dietz approves Board agendas and schedules, monitors activity of the Board’s committees, communicates regularly with the Chief Executive Officer and other management on behalf of the Board, monitors and participates in communication with major stockholders, leads the annual performance evaluations of the Board and the Chief Executive Officer and is responsible for the Company’s Chief Executive Officer succession planning process. Mr. Buckhout, in turn, is able to focus more attention to management of the Company’s business in his capacity as Chief Executive Officer.

The Board has established a process through which interested parties, including stockholders, may communicate with the independent directors. Specifically, communications may be sent directly to the Chairman of the Board, who, as discussed above, is an independent director, at the following address: P.O. Box 146699, Boston, Massachusetts 02114.

Board Risk Oversight

We believe that our current Board leadership structure fosters appropriate risk oversight for the Company for a number of reasons, the most significant of which are discussed below. The Board is actively involved in oversight of risks that could affect the Company. This administration is coordinated primarily through the committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees (which are available on the Company's website at www.CIRCOR.com under the "Investors" sub link). The full Board, however, retains responsibility for the general oversight of risk. The Board satisfies this responsibility through full reports from each committee chair regarding the committee's considerations and actions under its purview, as well as through regular reports directly from personnel of the Company responsible for oversight of particular risks within the Company. This process enables the Board and its committees to coordinate and supervise risk oversight, particularly with respect to risks that are overseen by different committees of the Board and different personnel within the Company. Executive sessions of the Board without any management present allow the independent directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer and, where necessary, critical of the Chief Executive Officer and senior management. The Chairman of the board leads all such executive sessions. In addition, all key committees of the Board are comprised solely of, and chaired by, independent directors.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, three Class I directors will be elected to serve until the annual meeting of stockholders in 2018 and until each such director's successor is duly elected and qualified or until each such director's earlier death or resignation. The Nominating and Corporate Governance Committee has recommended, and the full Board has nominated, David F. Dietz, Douglas M. Hayes and Norman E. Johnson, the current Class I directors, for election at the Annual Meeting. Mr. Dietz has served as a Class I director since the Company was formed in 1999. Mr. Hayes and Mr. Johnson have served as Class I directors since 2002 and 2012 respectively; in each of their cases, the appointments resulted from extensive searches conducted by the Board utilizing the assistance of independent third-party retained search firms. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Messrs. Dietz, Hayes and Johnson as directors. Messrs. Dietz, Hayes and Johnson have each agreed to stand for election and to serve, if elected, as directors. However, if either of Messrs. Dietz, Hayes or Johnson fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.

Board Recommendation

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD AS DIRECTORS OF THE COMPANY.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES OF THE BOARD.

Vote Required For Approval

A quorum being present, each nominee shall be elected as a director of the Company if he receives the affirmative vote of a plurality of the votes cast.

MANAGEMENT

Executive Officers and Key Employees

Our executive officers and key employees, and their respective ages and positions as of March 18, 2015, are as follows:

Name	Age	Position
Scott A. Buckhout	48	President and Chief Executive Officer, and Director
Rajeev Bhalla	52	Executive Vice President and Chief Financial Officer
Vincent Sandoval	52	Vice President and Group President, CIRCOR Aerospace & Defense
Erik Wiik	51	Vice President and Group President, CIRCOR Energy
Alan J. Glass	51	Vice President, General Counsel and Secretary
Joyce Jardin	56	Interim Vice President, Human Resources
John F. Kober, III	45	Vice President, Corporate Controller, Treasurer and Assistant Secretary
Arjun Sharma	38	Vice President, Business Development

Scott A. Buckhout. Mr. Buckhout joined CIRCOR as President and Chief Executive Officer and was appointed to the Board in April 2013. Prior to joining CIRCOR, Mr. Buckhout served in a number of senior level positions at United Technology Corporation (UTC) from 2007 to 2012, including President of UTC Fire & Security, President of Global Fire Products and President, Systems and Firefighting. Prior to UTC, Mr. Buckhout held a number of senior roles at Honeywell International Corporation in the Consumer Products and Friction Materials divisions. He spent five years in Europe for UTC and Honeywell, including as Vice President and General Manager, Consumer Products Group, Honeywell EMEA and Vice President and General Manager, Honeywell Friction Materials - Europe. He also previously worked in general management and strategy consulting roles at Booz Allen & Hamilton and The Boeing Company. Mr. Buckhout earned a Master of Business Administration in Operations & Finance from the J.L. Kellogg Graduate School of Management at Northwestern University, and a Bachelor of Science in Aerospace Engineering from Texas A&M University.

Rajeev Bhalla. Mr. Bhalla joined CIRCOR as Executive Vice President and Chief Financial Officer in December 2013. Prior to joining CIRCOR, Mr. Bhalla served as Vice President, Finance and Chief Financial Officer for Sikorsky Aircraft Corporation since May 2012. He joined Sikorsky from United Technologies’ Pratt & Whitney division where he had served as Vice President and Chief Financial Officer since 2005 and was responsible for all financial operations worldwide. Prior to that, Mr. Bhalla served as Vice President and Corporate Controller for Lockheed Martin Corporation and as a partner with PricewaterhouseCoopers, serving large multi-national, technology and middle-market clients in a variety of industries. He holds a Bachelors of Business Administration - Magna Cum Laude from the University of Massachusetts Amherst, and is a Certified Public Accountant.

Vincent Sandoval. Mr. Sandoval joined us in March 2014 as Group President of CIRCOR Aerospace & Defense. Prior to joining CIRCOR, Mr. Sandoval served from 2010 until 2014 as President of TransDigm Group, Inc.’s Semco Instruments subsidiary, which designs and manufactures sensors and harnesses for use on various commercial and military airframe and engine platforms. Prior to joining TransDigm in 2010, Mr. Sandoval spent twenty years in positions of increasing responsibility with Parker-Hannifin Corporation.

Erik Wiik. Mr. Wiik joined us in March 2015 as Group President of CIRCOR Energy. Prior to joining CIRCOR, he was employed by Aker Solutions in the United Kingdom, Norway and the United States. He most recently served as the Executive Vice President and Regional President of Aker Solutions, North America. Mr. Wiik previously served as president of Aker business units including subsea, well services and floating production. He has an engineering degree from Texas A&M University.

Alan J. Glass. Mr. Glass has served as Vice President, General Counsel and Secretary of the Company since 2006. Prior to that he was General Counsel and Assistant Secretary from 2003 to 2006 and Corporate Counsel and Assistant Secretary from 2000 to 2003. Before joining the Company, Mr. Glass served as Corporate Counsel and Assistant Secretary of Wyman-Gordon Company, an aerospace manufacturer, from 1996 to 2000. Prior to that he spent seven years in private practice as a general corporate attorney.

Joyce Jardin. Ms. Jardin joined us in September 2014 as Interim Vice President, Human Resources. Prior to joining CIRCOR, she was the Vice President of Human Resources for a variety of companies including DynaVox Systems, in Pittsburgh, PA, a provider of augmentative and alternative communication products and Verivo Software, Inc., a Boston-based software development company. Prior to joining Verivo, Ms. Jardin was the Director of Corporate Human Resources at Thermo Fisher Scientific, Inc. She began her career at Owens-Illinois, Inc., moving into positions of increasing responsibility. Ms. Jardin graduated cum laude from Rider College in Lawrenceville, NJ, with a Bachelor of Science in Marketing.

John F. Kober, III. Mr. Kober was appointed Treasurer of the Company in 2012. Since 2006, he has also served as Vice President, Corporate Controller and Assistant Secretary. Prior to that he was Vice President and Corporate Controller from 2005 to 2006 and Assistant Corporate Controller from 2004 to 2005. From 2002 to 2004, Mr. Kober was Director of Corporate Accounting at Manufacturers' Services Limited, a global electronics manufacturer, where he had responsibility for the company's internal and external accounting functions. Prior to joining Manufacturers' Services Limited, he worked as a Manager for the public accounting firm of PricewaterhouseCoopers, where he focused on managing accounting due diligence engagements for various public and private company clients. Mr. Kober is a certified public accountant.

Arjun Sharma. Mr. Sharma has served as Vice President, Business Development of the Company since joining the Company in 2009, overseeing the Company's mergers and acquisitions and strategic planning functions. Prior to joining the Company, Mr. Sharma served as managing director at Global Equity Partners from January 2009 to September 2009, a venture capital and strategy consulting firm, where he was responsible for executing equity investments and leading client engagements on acquisitions, divestitures, and growth strategy. From 2007 to 2008, he was Director of Mergers and Acquisitions at Textron Inc., a multi-industry company with a global network of aircraft, defense, industrial and finance businesses, where he was responsible for developing the company's M&A strategy and leading acquisition and divestiture transactions. From 2002 to 2007, Mr. Sharma held various positions of increasing responsibility at SPX Corporation, a Fortune 500 multi-industry company, culminating in his appointment as Director of Corporate Development.

Under the Company's bylaws, each of the officers of the Company holds office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

The Company's Code of Conduct includes our written policy that any proposed transaction, involving the Company or a subsidiary of the Company, in which a director has direct economic or beneficial interest shall be analyzed and reviewed first by the Nominating and Corporate Governance Committee of the Board for potential conflicts, and then by all of the members of the Board.

Related Person Transactions

As noted above under "Corporate Governance-Independence of Directors," Mr. Dietz is a director of the Company and a partner at Goodwin Procter, a law firm that, upon the recommendation of the Company’s General Counsel and advance approval of the Board, provides legal services to the Company with respect to certain matters not involving Mr. Dietz. In Fiscal

Year 2014, the Company paid Goodwin Procter approximately $164,880 in legal fees and disbursements. Under NYSE rules, the Board determines annually, based on all of the relevant facts and circumstances and the recommendations of the Nominating and Corporate Governance Committee (excluding, when necessary, any members whose independence as a director is being evaluated), whether each director satisfies the criteria for independence and periodically evaluates related person transactions involving directors in connection with such process. In Fiscal Year 2014, the relationship described above was reviewed, considered and approved in the course of the Board's annual review and determination of director independence, and after considering the isolated matter for which Goodwin Procter has been engaged and the fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter's overall revenues (significantly less than one percent), as well as considering both the independent judgment that Mr. Dietz has exhibited during his fifteen and one-half year tenure as a director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not compromise Mr. Dietz' independence.

During Fiscal Year 2014, the Company was not a party to any other transaction where the amount involved exceeded $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) had a material direct or indirect interest, and no such person was indebted to the Company.

Compensation Committee Interlocks and Insider Participation

None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's Compensation Committee. In addition, none of the Company's executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

Risk Considerations in Our Compensation Program

The Compensation Committee reviewed the elements of our executive compensation program to consider whether our program encourages our executives to prudently manage enterprise risk and concluded:

•
our executive compensation is principally comprised of a mix of base salary, annual cash incentives and long-term equity grants, with an emphasis on long-term compensation that delivers rewards based on sustained performance over time;

•	performance targets used in determining performance-based annual incentive compensation are set to avoid creating incentives for excessive risk-taking with caps on the maximum awards;

•	performance-based annual incentive compensation is based on a balance of performance targets to mitigate the risk that an executive focuses solely on one measure of success of the Company;

•
our performance-based annual incentive compensation program includes the Management Stock Purchase Plan ("MSP") which is designed to encourage long-term investment and discourage short-term risk taking by aligning the interests of our executives with those of our stockholders;

•	vesting schedules for stock options and Restricted Stock Units ("RSUs") cause our executives to have a significant amount of unvested awards at any given time;

•
share ownership guidelines set expectations for our directors and executive officers to hold a certain amount of our stock, such that an appropriate portion of each such person's personal wealth is aligned with our long-term performance;

•
the performance-based inducement stock option awards granted to Mr. Buckhout and Mr. Bhalla in connection with the commencement of their employment incentivizes them to drive sustained improvement in shareholder value; and

•	our claw-back policy, discussed below, mitigates risk.

For the foregoing reasons, the Compensation Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk. For more information regarding our compensation program, see the section of this Proxy Statement titled "Compensation Discussion and Analysis."

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Overview

In this section, we describe the executive compensation program for our named executive officers (“NEOs”). Our intent is to help shareholders understand the framework of our overall program, its objectives and the rationale for the Compensation Committee’s compensation decisions. Our NEOs for Fiscal Year 2014 were as follows:

NEO	Title
Scott A. Buckhout	President and Chief Executive Officer (“CEO”)
Rajeev Bhalla	Executive Vice President, Chief Financial Officer (“CFO”)
Wayne F. Robbins	Executive Vice President and Group President, CIRCOR Energy
Vincent Sandoval	Vice President and Group President CIRCOR Aerospace & Defense
Arjun Sharma	Vice President, Business Development

Section 1: Executive Summary

Our Business Environment

At CIRCOR, we manufacture and market highly engineered products and sub-systems for markets including oil & gas, power generation and aerospace & defense. We have an attractive, diversified product portfolio with recognized, market-leading brands. Our global businesses, however, are cyclical in nature, and our stock price at any point in time can be significantly affected by unexpected changes in certain markets, for example, the 42% drop in world oil prices at the end of 2014:

As a global company with more than half of our operating income coming from outside of the United States, aggressive sales and marketing, expense controls and plant efficiencies are vital to our long-term success. Conservative financial management, a strong balance sheet and a nimble executive leadership team are equally essential. At CIRCOR, we emphasize long-term enterprise value growth, and select performance metrics for our incentive plans that we believe our leadership team can meaningfully influence. Specifically, short-term performance goals emphasize internal key financial metrics such as revenues, adjusted earnings per share (“adjusted EPS”) and adjusted operating income (“AOI”) in order to protect shareholder value during down cycles and promote shareholder value creation during favorable economic climates. Long-term incentives are tied to those metrics that we believe drive sustained increases in shareholder value over the long-term such as return on invested capital (“ROIC”) and adjusted operating margins (“AOM”).

The structure of our compensation program and compensation decisions demonstrates our commitment to continuous improvement and supports the achievement of our Strategic Goals:
•    Maximize our position in the markets we serve;
•    Position our businesses to grow, organically and inorganically, over the long-term;
•    Simplify our organizational structure and streamline supply chain management operational excellence to enhance margins; and
•    Create long-term shareholder value.

2014 Performance

In 2014, Europe and emerging markets exhibited slower growth than in previous years, while the U.S. showed moderate growth. However, the executive leadership team stayed focused on those key performance metrics that allow us to grow during market upswings and protect earnings during downturns, as shown in the key financial highlights below. These metrics are meaningful to our business strategy and stockholders, and have a direct impact on the compensation paid to our NEOs:

See CIRCOR's fourth quarter and year-end 2014 financial results on the "Investors" page of the Company's website www.CIRCOR.com for a reconciliation of adjusted EPS, Adjusted Operating Income Margin and Free Cash Flow. Adjusted ROIC (Return on Invested Capital) is calculated as follows: the after tax impact of Adjusted Operating Income, less Interest expense, net, less Other expense (income), net divided by the average of Total Debt plus Total Equity less Cash.

We continued to make significant progress on our strategic goals and to help ensure we are strongly-positioned when the market recovers. We invested in our global growth initiatives by opening new sales offices in key emerging markets, invested in new product development and continued to simplify our structure.

2014 “Say on Pay” Results and Program Changes

Each year, we consider the result of the “say on pay” vote cast by our stockholders as we evaluate our executive compensation program. In 2014, approximately 99% of those who voted approved the compensation of CIRCOR’s NEOs. We interpret this exceptionally strong level of support as affirmation of the structure of our program and approach to making compensation decisions, as well as recognition that a substantial majority of our executive compensation is tied to our performance through annual cash incentive awards and long-term equity incentive awards. As a result, we did not make significant plan design changes in 2014. However, as our business continues to grow, we are committed to the continuous improvement of our executive compensation program to ensure alignment with our business priorities and stockholder interests. Consistent with this principle, the Compensation Committee made the following refinements to the 2014 program:

Element of Pay Program	Summary of Change	Rationale for Change
Performance-Based Annual Incentive Compensation	• For Group Presidents, weighting of performance metrics has shifted from 25% Consolidated EPS, 40% Group Sales and 35% Group AOI to 25% Consolidated EPS, 35% Group Sales and 40% Group AOI	• Places greater emphasis on driving profitability initiatives in the short-term, in line with 2014 strategic priorities
	• Opportunity for additional funding for exceptional Consolidated EPS and Group AOI performance above “stretch” goals, up to 300% of target	• Provides clear incentive to drive towards exceptional performance on profit-based measures
•    Individual awards may be adjusted up or down by up to 50% from the funding determined by achievement relative to financial metrics, based on an assessment of the participant’s individual performance.  However, in no event will such modifications increase or reduce aggregate CIRCOR bonus pool funding

•    Provides capability to recognize individual performance not captured by formula alongside a mechanism to ensure that financial performance continues to govern aggregate annual incentive compensation funding

Long-Term Equity Incentives	• For executives other than the CEO, time-vested stock options have replaced time-vested RSUs resulting in a 50/50 mix of performance-based RSUs and time-vested stock options	• Provides clear incentive to drive long-term shareholder value creation

How We View Compensation

Our executive compensation program is designed to reward executives for strong operating and financial performance, to attract and retain key executive talent and to align compensation with the long-term interests of our stakeholders. The Compensation Committee believes that executive compensation should be closely tied to the Company’s performance and aligned with the long-term interests of our shareholders.

The Summary Compensation Table in the section entitled “Summary of Cash and Certain Other Compensation and Other Payments to the Named Executive Officers” sets forth annual compensation data in accordance with SEC requirements. The Compensation Committee considers additional perspectives beyond this format when evaluating our executive compensation program, in order to better understand how our pay opportunities and mix of pay elements compare to our competitors, as well as how compensation actually earned (rather than theoretically achievable) aligns with our performance.

Perspectives considered and the utility of these alternative perspectives are summarized in the table below:

	Summary Compensation Table	Target Total Direct Compensation	Realized Compensation	Realizable Compensation
Purpose	SEC mandated compensation disclosure	Used to evaluate targeted compensation opportunities and mix of compensation elements relative to peer group	Used to evaluate pay for performance alignment	Used to evaluate pay for performance alignment
Pay Elements
Pay received during year:
-    Base salary
-    Annual bonus paid for prior year performance
-    Other cash bonus as applicable (e.g., sign-on bonuses)
-    All other compensation*
Future pay opportunities that may or may not be realized:
-    Accounting value of long-term equity incentive awards granted in prior year
-    Accounting value of Management Stock Purchase (MSP) Plan (see section 3 for additional information)
		- Base salary - Target annual bonus - Accounting value of long-term equity incentive awards granted in prior year	- Base salary - Annual bonus paid - Gains on stock options upon exercise - Gains on RSUs and PSUs vested, inclusive of dividend equivalents**	- Base salary - Annual bonus paid - Gains on RSUs and PSUs vested, inclusive of dividend equivalents** - In-the-money value of outstanding equity awards (calculated based on the stock price at year end)
* All other compensation may include dividend equivalents, perquisites and other personal benefits, tax preparation and financial planning, severance payments/accruals (if any), relocation expenses (if any), payments relating to employee savings plan and other miscellaneous compensation elements.
**RSUs: Restricted Stock Units; PSUs: Performance Share Units

In furtherance of our pay-for-performance philosophy, our executive compensation program links a substantial majority of our executives’ total compensation directly to Company performance. As indicated in the charts below, our evaluation of Target Total Direct Compensation (comprised of base salary, annual target bonus and the grant date fair value of long-term incentive awards) demonstrated that CIRCOR places more pay “at risk” than our peers, particularly with respect to our CEO compensation program. “At risk” elements include annual target bonus and long-term incentive awards. In 2014, approximately 84% of our CEO’s Target Total Direct Compensation and approximately 64% of our other NEOs’ Target Total Direct Compensation were subject to performance targets or directly linked to CIRCOR’s stock price.

Our evaluation of Realized Compensation and Realizable Compensation referenced our CEO’s compensation paid since his date of hire in April of 2013. We designed a stock option inducement award for Mr. Buckhout when he joined the Company that consisted of performance contingent options that are only exercisable in the event that Company’s common stock meets specified price hurdles that exceed the closing price of the Company’s common stock on date of grant. Mr. Bhalla received an award similar in design when he joined the Company as CFO in December 2013. In 2014, we provided Mr. Buckhout an additional performance contingent option award, with higher price hurdles.

Mr. Buckhout has:

•	Vested only a portion of his time-vested RSUs;

•	Not yet vested any of his performance-vested PSUs (we have assumed “target” payouts for purposes of Realizable Compensation);

•	Vested only a portion of his performance contingent options (in other words, price hurdles have been achieved), and not yet exercised any of these options.

As indicated in the table below, Mr. Buckhout’s Target Total Direct Compensation through December 31, 2014 vs. Realized Compensation and Realizable Compensation through December 31, 2014 are below.

When evaluating these results, the Compensation Committee noted that CIRCOR’s total shareholder return from Mr. Buckhout’s date of hire through December 31, 2014 was 46%, above both the total shareholder return for the NYSE (19%) and the S&P Small Cap 600 (34%) for this period. The Compensation Committee also noted that of Mr. Buckhout’s 300,000 performance contingent options, 150,000 have to date met their price hurdle vesting criteria, and the Company’s common stock must achieve price hurdles ranging from $80.00 to $125.00 (see Section 3: Long-Term Equity Incentives and Inducement Option Awards) in order for Mr. Buckhout’s 2014 performance contingent option award to vest. The Compensation Committee concluded that the CEO compensation program provides clear alignment with long-term shareholder value creation.

Section 2: What Guides Our Program

Our Compensation Philosophy & Guiding Principles

We believe that the most effective executive compensation program is one that is designed to attract, retain, and motivate highly qualified and talented executives and reward the achievement of specific annual, long-term and strategic goals that promote the profitable growth of the Company and enhance stockholder value. The following principles guide the structure of our program:

•
Link to business priorities and performance. We believe that a significant portion of an executive’s total compensation should be “at-risk,” subject to the attainment of certain specific and measurable Company-wide performance goals and objectives. As performance goals are met or exceeded, executives are rewarded commensurately; conversely, if goals are not met, actual earned compensation is lower. In 2014, approximately 84% of our CEO’s Target Total Direct Compensation and approximately 64% of our other NEOs’ Target level Total Direct Compensation were subject to performance targets or directly linked to CIRCOR’s stock price.

•
Alignment with stockholders’ interests. We believe executives’ interests are more directly aligned with those of stockholders when compensation emphasizes an appropriate balance of both short and long-term financial performance, is impacted by our stock price and requires executives to hold a meaningful amount of equity. We believe this approach also supports our retention strategy and promotes our achievement-oriented culture.

•
Competitiveness. We believe executives’ target total compensation should be competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for executive talent and market share.

•
Good governance. We believe maintaining best-practice executive compensation governance standards is critical to the decision-making process, ability to manage risk and are always in the best interests of our stockholders and executives. Below are highlights of our current practices and policies that guide our executive compensation program:

What We Do	What We Don’t Do
• Heavy emphasis on “at risk” compensation	• No single-trigger vesting of severance payments upon a change-in-control
• Performance-based long-term compensation	• No hedging of Company stock
• Benchmarking references size and industry relevant peers	• No pledging of Company stock
• Stock ownership requirements for executives and directors	• No re-pricing of stock options
• Independent compensation consultant	• No compensation related tax gross ups
• Clawback policy	• No significant perquisites

Our Decision Making Process

The Compensation Committee oversees the executive compensation program. The Compensation Committee is comprised solely of independent, non-employee members of the Board of Directors (the “Board”). The Compensation Committee works very closely with management and an independent consultant to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which is available on the Company’s website at www.CIRCOR.com under the “Investors” sublink.

The Role of the Compensation Committee

The Compensation Committee begins its executive compensation analysis by reviewing the past year’s program and assessing relative strengths and weaknesses of the design. The Compensation Committee also consults with its independent compensation consultant with respect to broader executive compensation market trends and competitive pay levels for each position, including consideration of data specific to the Company’s Peer Group. The Compensation Committee then receives a draft executive compensation proposal from the CEO and the Company’s Vice President of Human Resources for the given year. In general, such draft proposal provides for salary, target annual incentive performance criteria and compensation opportunity, equity (long-term incentives) and total compensation for our NEOs (but not the CEO), taking into account, for each position, past performance, level of responsibility, tenure and other relevant factors. The Compensation Committee evaluates the proposal based on what it determines is necessary and appropriate to promote long-term shareholder value creation, to attract, motivate and retain high-performance executives and to reward the executives for achieving specific goals that promote the profitable growth of the Company. While considering external competitive market practices, the Compensation Committee does not set executive compensation solely by reference to specific percentile or benchmark targets. Lastly, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews the benchmarking information provided by its independent compensation consultant and considers input from the Company’s Vice President of Human Resources to determine the appropriate level and mix of incentive compensation in order to effectively create a strong link between pay and performance.

When assessing compensation for the NEOs (other than the CEO), the Compensation Committee considers the results of the Company’s talent review process, which evaluates the performance, experience, and future potential of each executive. The Compensation Committee also seeks input and recommendations from the CEO and makes adjustments as it deems appropriate and approves final compensation at its own discretion.

In establishing the CEO’s compensation, the Compensation Committee generally employs the same process as for our other NEOs (except that the CEO and Vice President of Human Resources do not submit a compensation proposal). In addition, the Compensation Committee engages in a detailed review with the CEO of his performance during the past year with a focus on several factors, including:

•	Financial performance against the pre-established targets;

•	Creation of stockholder value;

•	Progress toward achievement of the Company’s strategic plan;

•	Success in attracting, retaining and further developing the Company’s key managerial talent; and

•	Development of a culture of continuous improvement and operational excellence.

Based on the foregoing, the Compensation Committee then unilaterally determines the compensation of the CEO.

The Role of Management

Our CEO is not a member of the Compensation Committee and does not vote at Compensation Committee meetings. Although our CEO regularly attends Compensation Committee meetings, he is present only by invitation of the Compensation Committee and does not attend executive sessions or participate in deliberations regarding his own compensation.

While our CEO does not participate in the Compensation Committee’s determination of his own compensation, he does make recommendations to the Compensation Committee for each of the other NEOs. The CEO bases these recommendations on his assessment of each NEO’s performance, as well as the achievement of the Company’s financial goals. The Compensation Committee then takes these recommendations into account while unilaterally determining the compensation of the Company’s executives.

The Role of Consultants

The Compensation Committee retained Pearl Meyer & Partners (“PM&P”) to serve as its independent executive compensation consultant for fiscal 2014.  During fiscal 2014, PM&P advised the Compensation Committee on a variety of subjects such as compensation plan design and trends, pay for performance analytics, benchmarking norms, compensation governance-related topics and other such matters. PM&P reports directly to the Compensation Committee, participates in meetings as requested and communicates with the Committee Chair between meetings as necessary. The Compensation Committee has also assessed the independence of PM&P and whether this work raised any conflicts of interest, taking into consideration the independence factors set forth in the NYSE listing standards and SEC rules.  Based on that assessment, our Compensation Committee determined that PM&P was independent and that its work did not raise any conflicts of interest.

Compensation Peer Group Companies

The Compensation Committee compares our executive compensation program to a group of companies that are comparable in terms of size and industry (the “peer group”). The Compensation Committee used reports, as well as published compensation surveys provided by PM&P to help in its analysis. The overall purpose of this peer group is to provide a market frame of reference for evaluating our compensation arrangements (current or proposed), understanding compensation trends among comparable companies, and reviewing other compensation and governance-related topics that may arise during the course of the year.

The peer companies were primarily selected in order to include industrial manufacturing companies with which the Company competes for talent and which are roughly comparable to the Company in terms of market capitalization and/or revenue. The peer companies have industry classifications comparable to those of the Company; are U.S.-based, publicly-traded companies; and had median annual revenues of $757 million versus the Company’s $858 million based on the most recently available data at the time of the executive compensation analysis. When setting target compensation levels for NEOs in fiscal 2014, the Compensation Committee referenced the following peer group:

Peer Group Roster		Peer Group Summary Statistics*
A.O. Smith Corporation	Esterline Technologies Corporation		Revenue	Market Capitalization	Employees
Altra Holdings Inc.	The Gorman-Rupp Company	25th Percentile	$644	$1,552	2,599
Ampco-Pittsburgh Corporation	IDEX Corporation	50th Percentile	$757	$1,134	4,100
Blount International, Inc.	Kaydon Corporation**	75th Percentile	$1,137	$918	4,893
CLARCOR Inc.	Northwest Pipe Company
Colfax Corporation	Robbins & Myers, Inc.**	CIRCOR	$858	$1,294	3,080
Enpro Industries, Inc.	TriMas Corporation	CIRCOR Percentile Rank	54th	59th	33rd
ESCO Technologies Inc.	Watts Water Technologies, Inc.
* Dollar amounts in millions; data from S&P Capital IQ effective immediately prior to the Committee’s review in April of 2014; financial information reflects fiscal year end, except market capitalization (3/31/14)

**In 2013, SKF Group acquired Kaydon Corporation and National Oilwell Varco acquired Robbins & Myers.  The Committee approved the addition of Barnes Group future competitive benchmarking efforts in April 2014.

Section 3: Our Executive Compensation Program in Detail

Our compensation philosophy is supported by the following principal elements in our annual executive compensation program:

Pay Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities
Performance-Based Annual Incentive Compensation	Cash (At-risk)	Rewards the achievement of pre-determined annual financial goals for the most recently completed fiscal year
Long-Term Equity Incentives	Equity (At-risk)	Provides meaningful incentives for executives to execute on longer-term goals that drive growth and create shareholder value; also supports the Company’s retention strategy

Base Salary

The Company provides the NEOs with a competitive base salary to compensate them for services rendered during the fiscal year. At the beginning of each fiscal year, the Compensation Committee generally reviews and adjusts the base salaries for each of the Company’s executives, with any adjustments to become effective on April 1st of the fiscal year. The Compensation Committee determined the appropriate base salary for each NEO as follows:

NEO	2013 Annualized Base Salary ($)	2014 Annualized Base Salary ($)	Approximate Percent Change (%)
Scott A. Buckhout	564,000	600,000	6.4
Rajeev Bhalla*	465,000	465,000	0
Wayne F. Robbins	400,000	416,000	4.0
Vincent Sandoval**	-	280,000	-
Arjun Sharma	206,081	214,325	4.0
* Mr. Bhalla joined the Company in December of 2013
**Mr. Sandoval joined the Company in March 2014.

Performance-Based Annual Incentive Compensation

Consistent with our philosophy of linking pay to performance and the principle that our executives should be motivated to improve stockholder value but not be encouraged to take unnecessary risks, we believe that an important portion of the overall cash compensation for executive officers should be “at risk,” or contingent upon the successful achievement of annual corporate goals that we believe will drive stockholder value.

Target Bonus

The annual bonus is paid in cash, unless the NEO made an advance election to participate in the Management Stock Purchase Plan (MSP). (Please see MSP information below for more details.) For 2014, the Compensation Committee established each NEO’s target bonus opportunity as a percentage of base salary. Targets vary based on the NEO’s role and level of responsibility as follows:

NEO	2014 Bonus Target (as a % of Salary)
Scott A. Buckhout	90
Rajeev Bhalla	70
Wayne F. Robbins	70
Vincent Sandoval	55
Arjun Sharma	45

Financial Performance Metrics & Weightings

Bonus payouts depend on the achievement of specific financial objectives. Financial objectives and their respective weightings, based on the NEO’s role, are as follows:

Executives	Financial Objectives & Weightings*
	Adjusted EPS	Net Sales	Group Net Sales	Group Adjusted Operating Income
Buckhout, Bhalla, Sharma	60%	40%	N/A	N/A
Robbins, Sandoval	25%	N/A	35%	40%
* These metrics were derived and evaluated using internal criteria which generally are consistent with reported results under Generally Accepted Accounting Principles (GAAP) except for the following items that were not included in the performance targets when they were established and are not related to the ongoing operating performance of the Company: the impact of any current year acquisitions or divestitures; special charges, net; impairment charges and fluctuations in currency exchange rates.

The actual bonus payout for each NEO depends on the level of performance achieved for each of the performance metrics. The relationship between level of performance and amount of overall bonus funding is intended to reward management while ensuring that the majority of the economic benefit associated with stronger performance accrues to shareholders. The relationship between the level of performance achieved and overall bonus pool funding is as follows, with bonus pool funding interpolated for performance between Threshold and Target and between Target and Stretch:

Performance Level	Performance Achieved as a % of Target	Bonus Pool Funding as a % of Target
Stretch	110%	200%
Target	100%	100%
Threshold	90%	0%

To provide further incentive to our NEOs for exceptional performance, results above stretch levels for adjusted EPS and adjusted operating income allow for additional upside opportunity as follows, with bonus pool funding interpolated for performance between Stretch and Above Stretch:

Performance Level	Performance Achieved as a % of Target	Bonus Pool Funding as a % of Target
Above Stretch	120% or more	300%

Note that above-target bonus pool funding on the sales objective is only triggered when adjusted EPS and adjusted operating income (as applicable) performance is also above Target.

Individual Performance

The actual bonus payout for each NEO (other than the CEO) also depends on an assessment of individual performance. The CEO has the ability to adjust an NEO’s award up or down by up to 50% from the funding determined by achievement relative to performance on the financial metrics, based on the assessment of the NEO’s individual performance. However, in no event will such modification increase or reduce aggregate CIRCOR bonus pool funding.

2014 Performance Targets, Results and Bonus Payouts

The Compensation Committee set the performance-based annual incentive compensation targets at what it believed to be aggressive yet achievable levels. The performance targets required the high performance and substantial commitment that we believe drives stockholder value. The following table shows the fiscal year 2014 performance targets and degree of achievement for our NEOs, as well as calculated bonus amounts under the plan, before considering individual performance assessments.

		Performance Range ($)
NEO	Performance Metrics*	Threshold	Target	Stretch	Actual Performance**	Payout Factor (%)	Calculated Bonus ($)***
Scott A. Buckhout	Consolidated Adjusted EPS	3.29	3.68	4.06	3.72	87	471,563
	Consolidated Sales ($M)	802.9	892.1	981.3	849.7
Rajeev Bhalla	Consolidated Adjusted EPS	3.29	3.68	4.06	3.72	87	284,281
	Consolidated Sales ($M)	802.9	892.1	981.3	849.7
Wayne F. Robbins	Consolidated Adjusted EPS	3.29	3.68	4.06	3.72	85	247,869
	Energy Group Sales ($M)	629.5	699.4	769.4	662.7
	Energy Group Adjusted Operating Income ($M)	90.3	100.3	110.4	100.6
Vincent Sandoval	Consolidated Adjusted EPS	3.29	3.68	4.06	3.72	29	45,220
	Aerospace & Defense Group Sales ($M)	182.8	203.1	223.4	188.3
	Aerospace & Defense Group Adjusted Operating Income ($M)	21.8	24.2	26.6	11.2
Arjun Sharma	Consolidated Adjusted EPS	3.29	3.68	4.06	3.72	87	84,221
	Consolidated Sales ($M)	802.9	892.1	981.3	849.7

* Adjusted EPS and adjusted AOI are calculated by eliminating from GAAP EPS and AOI the effect of special charges, net and impairment charges.

** Actual Performance Sales reflects foreign exchange rates utilized when targets were established.

***    After considering individual performance assessments, the calculated bonus amounts were adjusted as follows for Messrs. Bhalla, Sandoval and Sharma, up 9%, up 77% and down 10%, respectively. No adjustments were made for Messrs. Buckhout and Robbins. As noted above the calculated aggregate bonus pool was not impacted.

Management Stock Purchase Plan (“MSP”)

In order to more closely align the interests of our NEOs with those of our stockholders, our NEOs are also eligible to participate in our MSP, which is designed to incentivize our NEOs to invest their own earned compensation in equity of the Company. Under the MSP, which is a component of our Equity Incentive Plan, NEOs may make an advance election to receive RSUs in lieu of a specified percentage or dollar amount of such NEO’s earned annual cash bonus. These RSUs awarded under the MSP are referred to as “MSP RSUs” in this proxy statement. Such MSP RSUs are issued on the basis of a 33% discount to the closing price of the Company’s Common Stock two trading days after the announcement of our annual results and generally vest in whole after a three-year period, at which time they are converted into shares of our Common Stock unless the NEO previously has elected a longer deferral period. The three-year cliff vesting feature of these RSUs also serves as a retention tool for the Company because, with regard to unvested RSUs, a departing NEO may lose the benefits associated with the discounted cost of such awards, as well as any further appreciation in stock price and accrued dividends. Dividends equal to any dividends paid on shares of our Common Stock are accrued to the account of a MSP RSU holder and are paid to the holder at the time such MSP RSUs are distributed. Based on elections made prior to December 31, 2013 (or in [Mr. Sandoval’s] case, within 30 days of his joining the Company), for Fiscal Year 2014, Messrs. Buckhout, Bhalla, Robbins, Sandoval and Sharma deferred 100%, 20%, 50%, 50% and 100% and of their 2014 bonus amounts, respectively.

Long-Term Equity Incentives

2014 Long-Term Equity Incentive Program: For the CEO Only

For 2014, our CEO did not participate in the same Long-Term Incentive Program as the other NEOs. Rather, he received a separate award grant that is 100% contingent on our stock performance. On March 5, 2014, Mr. Buckhout received 100,000 stock options with an exercise price of $70.42, the closing price of the Company’s stock price on March 4, 2014 as quoted on the NYSE.

The stock options are subject to a ten-year term and vest as follows:

If the Company stock trades at or above:	Then the following number of shares will vest (cumulative):
$87.50	25,000
$100.00	50,000
$112.50	75,000
$125.00	100,000

Achieving a stock price vesting threshold requires that the Company stock trade at a given price for at least 60 consecutive trading days. Any portion of the grant that does not vest by the fifth anniversary of the grant date will be forfeited.

Each tranche of vested options will be exercisable, as follows, provided that in all events the vested portion of the grant shall become fully exercisable upon the fifth anniversary of the grant date and that Mr. Buckhout is still employed by the Company:

•	25% upon vesting

•	50% upon the first anniversary of vesting

•	100% upon the second anniversary of vesting

If Mr. Buckhout terminates employment for any reason before the option is fully vested, the unvested portion will be immediately forfeited. If the Company terminates Mr. Buckhout’s employment without Cause, or if Mr. Buckhout terminates employment due to death or disability, or with Good Reason (each as will be defined in the Performance-based Stock Option Award Agreement), he will be entitled to exercise any vested options for three months following his termination of employment. If his employment terminates for any other reason, his vested options will be immediately forfeited. If the Company experiences a “Sale Event” (as defined in the Company’s 1999 Stock Option and Incentive Plan, as amended), before the fifth anniversary of the grant date, the unvested portion of the option will vest based on the per-share consideration paid in the Sale Event.

2014 Long-Term Equity Incentive Program: For NEOs, Other than the CEO

The Company’s policy is that NEOs’ long-term equity compensation should promote both the long-term retention of key executives and improvements to stockholder value by aligning NEOs’ interests with those of our stockholders. The Company believes that having NEOs hold a meaningful amount of unvested equity not only aligns their long-term interests with those of our stockholders, but also serves as an effective retention tool. For fiscal year 2014, the target long-term equity incentives awarded to each of our NEOs were expressed in dollar amounts based on grant date fair value and vary based on consideration of factors such as role, level of responsibility, performance and past award history:

NEO	Equity Award ($ Based on Grant Date Fair Value)
Rajeev Bhalla	605,000
Wayne F. Robbins	600,000
Vincent Sandoval*	-
Arjun Sharma	161,000

*Note: Mr. Sandoval did not receive an annual long-term equity incentive award based on his date of hire. Upon joining the Company, he received a $75,000 sign-on bonus and an RSU grant of 2,709 shares with a grant date fair value of $200,000.

Long-term equity incentive awards are granted as follows:

•
50% in the form of performance-based RSUs. The amount of performance-based RSUs awarded to each NEO was determined by dividing 50% of the amount of such NEO’s long-term target incentive award by the value of the Company’s common stock at the time of grant. These awards vest at the end of a three-year performance cycle based upon the achievement of specific pre-established levels of Company performance. The performance goals for the 2014 performance-based RSUs consist of Fiscal Year 2016 adjusted return on invested capital (ROIC) and Fiscal Year 2016 adjusted operating margin. Each goal is weighted 50%.

•
50% in the form of time-vested stock options. The amount of stock options awarded to each NEO was determined by dividing 50% of the amount of such NEO’s long-term target incentive award by the grant date fair value (calculated using the Black-Scholes Merton formula) of time-vested stock options to purchase our common stock at the closing price on date of grant. Stock options vest in 33% increments annually, until they become fully vested on the third anniversary of the grant date. Stock options have a seven year term.

Why We Use Adjusted ROIC and Adjusted Operating Margin

ROIC measures how efficiently and effectively we use capital to generate profits, while operating margin is a measure of our ability to convert sales into profits.

We believe that, in combination, these measures are strong indicators of our overall performance and ability to create stockholder value.

For more information, please see the “2014 Grants of Plan-Based Awards” table.

Inducement Option Awards Granted to Mr. Buckhout and Mr. Bhalla in 2013

The structure of Mr. Buckhout’s 2014 long-term incentive award was similar to the inducement awards granted to Mr. Buckhout and Mr. Bhalla in connection with each agreeing to join the Company on April 9, 2013 and December 2, 2013, respectively. As illustrated in the tables below, significant stock price appreciation above the grant date price is necessary in each case for Mr. Buckhout or Mr. Bhalla to realize value from these awards. Achieving a stock price vesting threshold requires that the Company’s common stock trade at a given price for at least sixty consecutive trading days.

Mr. Buckhout: The number of shares subject to the stock option is 200,000 at an exercise price of $41.17 per share. Any portion of the grant that does not vest by April 9, 2018 (the “Expiration Date”) will be forfeited. As of February 28, 2015, 150,000 of these options have vested.

If the Company stock trades at or above:	Then the following number of shares will vest (cumulative):
$50.00	50,000
$60.00	100,000
$70.00	150,000
$80.00	200,000

Mr. Bhalla: The number of shares subject to the stock option is 100,000 at an exercise price of $79.33 per share. Any portion of the grant that does not vest by December 2, 2018 (the “Expiration Date”) will be forfeited. As of February 28, 2015, none of these options have vested.

If the Company stock trades at or above:	Then the following number of shares will vest (cumulative):
$87.50	25,000
$100.00	50,000
$112.50	75,000
$125.00	100,000

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

To further align the interests of the directors and executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for Directors and Executive Officers. These guidelines establish an expectation that, within a five-year period, each director and executive officer shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual's annual base salary or director's fee. The applicable multiples are as follows:

Position	Target
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
Group Presidents and Vice Presidents, Corporate Vice Presidents	2x annual base salary
Non-employee Director	5x value of annual retainer

In calculating an individual's equity interest, credit is given for (i) the value of actual shares of common stock owned beneficially, (ii) the before-tax value of all vested stock options, and (iii) the before-tax value of all outstanding RSU awards (including those which the individual has received in lieu of either bonus compensation or an annual director's retainer, as applicable). The calculation of an individual's equity interest, however, does not include the value of any outstanding equity awards subject to risk of forfeiture by virtue of performance.

An annual review is conducted by our Compensation Committee to assess compliance with the guidelines. As of February 28, 2015, our NEOs met their applicable ownership guidelines, or were on track to achieve their ownership guidelines by the applicable target compliance date.

Retirement Benefits

The Company maintains a defined contribution 401(k) plan in which substantially all of our U.S. employees, including our NEOs, are eligible to participate. We also have implemented a nonqualified 401(k) excess plan to provide benefits that would otherwise be provided under the qualified 401(k) plan to certain participants but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions). Company employees, including the NEOs, who reach the maximum limits in the qualified 401(k) plan will generally be eligible for the 401(k) excess plan. In addition, our employees receive enhanced benefits under our 401(k) plan. Annually, the Company typically makes a discretionary contribution on behalf of each participant equal to a percentage of the participant’s compensation during the recently concluded fiscal year (regardless of whether the participant contributes to the plan). In February 2014, the amount of this discretionary contribution was 2.5%. In addition, the Company makes an additional matching contribution on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant.

Prior to 2006, the Company sponsored a qualified noncontributory defined benefit pension plan for eligible salaried employees (the “Retirement Plan”). As of July 1, 2006, we froze the accrued pension benefits of the Retirement Plan participants and closed the Retirement Plan to new participants. Under the revised Retirement Plan, participants generally do not accrue any additional benefits under the Retirement Plan after July 1, 2006 (although vesting for unvested participants continued until full vesting). We also terminated our nonqualified noncontributory defined benefit supplemental plan for certain highly compensated employees (the “SERP”) in 2008 and paid out all vested benefits.

Clawback Policy

Under our clawback policy, if our Board of Directors determines that an officer engaged in fraud or willful misconduct that resulted in a restatement of the Company’s financial results, then the Board may review all performance-based compensation awarded to or earned by that officer on the basis of performance during the fiscal periods materially affected by the restatement. If, in the view of our Board of Directors, the performance-based compensation would have been lower if it had been based on the restated financial results, the Board of Directors may, to the extent permitted by applicable law, seek recoupment from that officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Any recoupment under this policy may be in addition to, and shall not otherwise limit, any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

Transactions in Company Securities

We maintain an insider trading policy which prohibits hedging the economic risk of ownership of our stock. No person who is considered an “insider” of the Company, which includes each of our NEOs and directors, may directly or indirectly sell any securities of the Company that are not owned by the person at the time of the sale (short sale). Such persons also may not purchase or sell puts, calls, options or other derivative instruments in respect of our securities at any time without the approval of the Company’s Clearance Officer.

Severance and Change in Control Benefits

Severance Benefits

In connection with their recruitment to the Company, Messrs. Buckhout, Bhalla and Sandoval each entered into Severance Agreements. The Severance Agreements entitle each of Mr. Buckhout, Mr. Bhalla and Mr. Sandoval to the following severance benefits if he terminates his employment for Good Reason or the Company terminates his employment other than For Cause or death or Disability (each as defined in the Severance Agreement) prior to a Change of Control (as defined in the Executive Change of Control Agreement discussed below):
(i) a lump sum payment equal to his base salary and target short-term incentive bonus opportunity in effect during the fiscal year in which the termination occurs; and
(ii) if an election is made to continue coverage under the Company’s medical and dental plans, the Company would continue paying for such coverage in the same proportion it did on the date of termination for up to twelve months following termination.
In order to receive the benefits described in (i) and (ii) above, the executive must execute a general release of claims in a manner satisfactory to the Company within 21 days of his employment termination. Mr. Buckhout, Mr. Bhalla and Mr. Sandoval each also have agreed to comply with non-competition and non-solicitation provisions lasting for the term of his employment and twelve months afterwards as consideration for the benefits under the Severance Agreement.
We believe that our practices are consistent with those of our Peer group and provide the executive with financial security during a period of time when he is likely to be unemployed and seeking new employment. The Compensation Committee believes that it is appropriate to provide severance protection in exchange for restrictive covenants that protect the Company.
Change in Control Benefits

We believe that the consideration of a change in control transaction will create uncertainty regarding the continued employment of our executive officers, including our NEOs. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executives officers to focus on seeking the best return for our stockholders and to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide our executive officers (including our NEOs) with severance benefits pursuant to a change of control agreement if their employment is terminated by us without cause or by the executive for good reason within twelve months following a change in control. Further, we believe that providing these executive officers with cash severance benefits upon certain terminations following a change in control is consistent with the practices of our peer group and provides them with financial security during a period of time when they are likely to be unemployed and seeking new employment. In exchange for severance protection following a change in control, each of our executive officers (including our NEOs) has agreed to be bound by certain restrictive covenants, including a non-compete provision during the term of employment and for one year thereafter, regardless of the reasons for termination of employment.

For a description of the change in control benefits provided to the Company's NEOs, see the section of this proxy statement titled "Severance and Other Benefits upon Termination of Employment or Change in Control."

No Tax Gross-Up in Connection with Change in Control Benefits

Pursuant to Company policy, the Company does not provide tax gross-ups in connection with any compensatory arrangements. As a result, we do not have any change of control agreements that provide for tax gross-ups.

Tax Deductibility of Compensation

In making compensation decisions, the Compensation Committee considers the potential effects of Section 162(m) of the Internal Revenue Code on the Compensation paid to our executives. Section 162(m) disallows an income tax deduction to any publicly-held corporation for compensation paid to certain executive officers that exceeds $1 million in any taxable year unless the remuneration meets certain requirements to be considered “performance-based.” Some compensation paid to our NEOs may or may not be deductible under Section 162(m). While stock options are structured in a manner that is intended to qualify as “performance based,” other elements of our executive compensation program, such as time-based restricted stock units and certain bonus payments, can potentially be limited by the Section 162(m) deduction limitation. The Compensation Committee believes that it is important to retain the flexibility to have programs that do not meet all of the requirements of Section 162(m). The Compensation Committee will continue to monitor the issue of deductibility, and adjust our executive compensation program to secure tax deductions to the extent that it believes such result is consistent with the principles underlying our executive compensation philosophy.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION AND
OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

The following sections provide a summary of cash and certain other amounts for Fiscal Year 2014 (and the preceding two fiscal years) to the Named Executive Officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for Fiscal Year 2014. Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis above.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Target MSP RSU Awards ($) (2)	Target Performance- Based RSU Awards ($) (3)	All Other RSU Awards ($) (4)	Stock Awards ($) (5)	Option Awards ($) (6)	Non- Equity Incentive Plan Compen- sation ($) (7)	All Other Compen- sation ($) (8)	Total ($) (9)
(a)	(b)	(c)	(d)				(e)	(f)	(g)	(i)	(j)
Scott A. Buckhout (10) President and Chief Executive Officer	2014	600,000	—	810,000	—	—	810,000	2,690,995	—	18,716	4,119,712
	2013	399,422	210,000	493,579	440,025	440,066	1,373,670	2,892,418	—	132,906	5,008,416
Rajeev Bhalla (10) Executive Vice President, Chief Financial Officer	2014	465,000	—	97,650	302,500	—	400,150	302,500	248,426	110,370	1,526,446
	2013	26,827	325,000	—	—	1,499,972	1,499,972	3,151,091	—	923	5,003,813
Wayne F. Robbins Executive Vice President and Group President, CIRCOR Energy	2014	416,000	—	218,400	300,000	—	518,400	300,000	123,935	39,254	1,397,588
	2013	400,000	—	210,000	240,042	240,084	690,126	—	230,245	54,597	1,374,968
	2012	299,526	100,000	51,150	94,971	92,187	238,308	92,182	141,056	160,037	1,031,109
Vincent Sandoval (10) Vice President and Group President CIRCOR Aerospace & Defense	2014	213,231	75,000	115,500	—	200,000	315,500	—	40,000	115,348	759,078
Arjun Sharma Vice President Corporate Development	2014	214,325	—	144,669	80,500	—	225,169	80,500	—	24,442	544,436

(1)
The 2014 amount for Mr. Sandoval reflects sign-on bonus of $75,000. The 2013 amounts for Messrs. Buckhout and Bhalla reflect sign on bonuses of $210,000 and $325,000, respectively. The 2012 amount shown for Mr. Robbins reflects a one-time bonus of $100,000 in recognition of his efforts as Acting President and Chief Executive Officer upon the departure of our former Chairman, President and CEO, his promotion to Chief Operating Officer and his outstanding achievement in simultaneously running the Flow Technologies Group and our Italian subsidiary during much of fiscal year 2012.

(2)
The amounts in this column reflect the aggregate grant date fair values of MSP RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. At the Maximum value (as described below), these values for Mr. Buckhout would be: 2014 - $1,620,000; 2013 - $987,158; for Mr. Bhalla would be 2014 - $195,300; for Mr. Robbins would be: 2014 - $436,800; 2013 - $420,000; 2012 - $102,300; for Mr. Sandoval would be: 2014 - $231,000 and for Mr. Sharma would be 2014 - $289,339.

The Target value of MSP RSUs (listed in column (g) of the 2014 Grants of Plan-Based Awards Table) reflects the Named Executive Officer's election to receive MSP RSUs in lieu of a specified percentage or dollar amount of his cash bonus under our management bonus plan for the fiscal year shown, which we refer to as the election amount, and as described above in "Performance-Based Annual Incentive Compensation." For Fiscal Year 2014, the election amounts for Messrs. Buckhout, Bhalla, Robbins, Sandoval and Sharma were 100%, 20%, 50%, 50% and 100%, respectively. For Fiscal Year 2013, the election amounts for Messrs. Buckhout and Robbins were 100% and 50% respectively. For Fiscal Year 2011, the election amounts for Mr. Robbins was 20% and Mr. Sharma was 100%.

The Maximum value of MSP RSUs (listed in column (h) of the 2014 Grants of Plan-Based Awards Table) is 200% of the Target value. The Maximum value of MSP RSUs is earned if 200% of the performance goals are achieved under our management bonus plan for the fiscal year shown. The Maximum value reflects the Named Executive Officer's election amount for the fiscal year shown.
MSP RSUs earned for Fiscal Year 2014 were issued as of February 23, 2015 and calculated by multiplying the Named Executive Officer's incentive bonus and his election amount and dividing the product thereof by $34.73, which was 67% of $51.84, the closing price of our Common Stock on February 20, 2015, the trading day immediately preceding the award date.

(3)
The amounts in this column reflect the aggregate grant date fair values of Performance-Based RSU awards at the Target value (as described below), calculated in accordance with accounting guidance. At the maximum value (as described below) these values for 2014 would be $605,000 for Mr. Bhalla, $600,000 for Mr. Robbins and $161,000 for Mr. Sharma. Mr. Buckhout and Mr. Sandoval did not receive any Performance-Based RSU’s in 2014.

The Target value of Performance-Based RSUs awarded in 2014 is earned if our ROIC and AOM goals are achieved for the 2016 fiscal year, as described in “Long Term Equity Incentives”. The maximum value of Performance-Based RSUs is two times the Target value, as described above in “Long Term Equity Incentives”.

Maximum value of Performance-Based RSUs is earned if our actual ROIC and AOM achievement exceeds the maximum percentages set by the Compensation Committee for the 2016 fiscal year.

(4)
The amounts in this column reflect the aggregate grant date fair values of RSUs (listed in column (l) of the 2014 Grants of Plan-Based Awards Table), calculated in accordance with accounting guidance. Mr. Sandoval received a $200,000 award in connection with his joining the company.

(5)
The amounts in this column reflect the total of the previous three columns (Target MSP Awards, Target Performance-Based RSU Awards and All Other RSU Awards), which are presented separately to enhance understanding. The amounts are the aggregate grant date fair values of awards granted in the fiscal year shown, computed in accordance with accounting guidance (excluding any risk of forfeiture for awards subject to performance conditions as per SEC regulations). For awards subject to performance conditions, the value shown is calculated at the Target value, as described above. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 ("Share-Based Compensation") to the Company's audited consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 18, 2015.

(6)
For Fiscal Year 2014 Mr. Buckhout received a performance based stock option award on March 5, 2014. The Fiscal Year 2013 amounts shown in this column reflect inducement option awards for Messrs. Buckhout and Bhalla in connection with their commencement of employment with the Company during 2013. (See the section entitled “Long-Term Equity Incentives” above for further details related to these inducement option awards.) For Fiscal Years 2012 the amounts shown in this column reflect the aggregate grant date fair value of stock in connection with stock options granted under the Equity Incentive Plan. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 ("Share-Based Compensation") to the Company's audited consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 18, 2015. The stock options granted in Fiscal Year 2014 for the other named Executive Officers were granted on March 3, 2014 and vest in three equal annual amounts commencing on the first anniversary of the grant date.

(7)
The amounts in this column reflect the amounts of non-equity incentive awards paid for performance in the fiscal year shown. Such amounts do not include the amounts awarded in the form of MSP RSUs as elected by the Named Executive Officers.

(8)	See "2014 All Other Compensation Table" for specific items in this category.
(9)	The amounts in this column reflect the total of the following columns: Salary, Bonus Stock Awards, Option Awards, Non-Equity Incentive Plan Compensation, and All Other Compensation.
(10)	Messrs. Buckhout and Bhalla and Sandoval joined the company on April 9, 2013, December 2, 2013 and March 19, 2014, respectively.

2014 All Other Compensation Table

Name	Perquisites and Other Personal Benefits ($) (1)	Tax Preparation and Financial Planning ($)	Insurance Premiums ($) (2)	Relocation Expenses ($)(3)	Payments Relating to Employee Savings Plan ($) (4)	Other ($) (5)	Total ($)
Scott A. Buckhout	—	1,395	1,308	—	15,479	534	18,716
Rajeev Bhalla	12,000	1,375	1,648	89,358	4,571	1,418	110,370
Wayne F. Robbins	8,400	—	4,063	__	23,408	3,383	39,254
Vincent Sandoval	9,231	—	1,185	100,517	4,415	—	115,348
Arjun Sharma	8,400	__	984	__	13,845	1,214	24,442

(1)	The amounts shown in this column reflect each executive's annual car allowance.
(2)	The amounts shown in this column reflect group term life insurance premiums paid on behalf of each executive.
(3)
The amounts shown in this column reflect relocation assistance to Mr. Bhalla in connection with his relocation to Massachusetts and to Mr. Sandoval in connection with his relocation to our Aerospace & Defense headquarters in Corona California.

(4)
The amounts shown in this column reflect Company matching contributions to the Named Executive Officer's 401(k) savings account of 2.5% of pay up to the limitations imposed by IRS regulations, the Company’s core contribution of 2.5%, as well as non-qualified deferred compensation contributions discussed in the Retirement Benefits section of the Compensation Discussion & Analysis.

(5)	Amounts for each Named Executive Officer reflect dividend equivalents paid on vested RSUs.

2014 Grants of Plan-Based Awards

The following table summarizes the grant of plan-based awards made to our Named Executive Officers in 2014. For a discussion of these grants please see the Compensation Discussion and Analysis under the headings “Extraordinary Events during the Year”, "Performance-Based Annual Incentive Compensation" and "Long-Term Equity Incentives."

Name	Type of Award (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or base Prices of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Scott A. Buckhout	Perf Options	03/05/14	—	—	—	—	—	—	—	100,000	$70.42	2,690,995
	MSP RSU		—	—	—	—	810,000	1,620,000	—	—	—	—
	MBP		—	—	—	—	—	—	—	—	—	—
Rajeev Bhalla	Options	03/03/14	—	—	—	—	—	—	—	11,901	71,56	302,500
	RSU Perf	03/03/14	—	—	—	—	302,500	605,000	—	—	—	—
	MSP RSU		—	—	—	—	97,650	195,300	—	—	—	—
	MBP		—	260,400	520,800	—	—	—	—	—	—	—
Wayne F. Robbins	Options	03/03/14	—	—	—	—	—	—	—	11,802	71.56	300,000
	RSU Perf	03/03/14	—	—	—	—	300,000	600,000	—	—	—	—
	MSP RSU		—	—	—	—	218,400	436,800	—	—	—	—
	MBP		—	145,600	291,200	—	—	—	—	—	—	—
Vincent Sandoval	RSU Time	03/20/14	—	—	—	—	—	—	2,709	—	—	200,000
	MSP RSU		—	—	—	—	115,500	231,000	—	—	—	—
	MBP		—	77,000	154,000	—	—	—	—	—	—	—
Arjun Sharma	Options	03/03/14	—	—	—	—	—	—	—	3,168	71.56	80,000
	RSU Perf	03/03/14	—	—	—	—	80,500	161,000	—	—	—	—
	MSP RSU	03/03/14	—	—	—	—	144,669	289,339	—	—	—	—
	MBP		—	—	—	—	—	—	—	—	—	—

(1)	Type of Award:
RSU Time = RSU award subject to time-based vesting only
RSU Perf = RSU award subject to performance conditions
Perf Options = Stock option subject to a service period and a market vesting condition
Options = Stock option subject to time based vesting
MSP RSU = MSP RSU awards subject to performance conditions under management bonus plan
MBP = Cash award subject to performance conditions under management bonus plan
Each of these RSU and Option awards was granted under our Equity Incentive Plan. See Summary Compensation Table and the footnotes thereto for additional information on these types of awards.
(2)
MBP cash amounts were adjusted based on actual performance and were paid on or about March 13, 2015, to the extent achieved and are reported in column (g) of the Summary Compensation Table. The potential payouts of MBP awards were subject to performance conditions in 2014 and were completely at risk.

(3)
MSP RSU awards were adjusted based on performance and were issued on or about February 23, 2015, to the extent achieved. The potential payouts of MSP RSU awards are subject to performance conditions and are completely at risk. RSU Perf awards were awarded on March 3, 2014 and are subject to financial performance conditions for the year ended December 31, 2016.

(4)	RSU-Time awards were awarded on March 20, 2014, to Mr. Sandoval in connection with his joining the Company.
(5)
The exercise price of Options is equal to the closing price of our Common Stock on the business day before the Grant Date. Stock option grants to Mr. Buckhout includes both a service period and market vesting conditions. For more details, see footnote (3) under Outstanding Equity Awards at 2014 Fiscal Year-End.

(6)
The amounts in this column reflect the aggregate grant date fair values of the RSU awards reflected in column (i), calculated in accordance with accounting guidance, and the aggregate fair value of the Option awards reflected in column (j) was estimated based on the fair market value on the date of grant using a Monte Carlo simulation option pricing model. On March 5, 2014, the estimated fair market value per share for Mr. Buckhout’s performance stock option grant averaged $26.91.

Outstanding Equity Awards at 2014 Fiscal Year-End

		Option Awards				Stock Awards
Name	Type of Award (11)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Scott A. Buckhout	Option	50,000	150,000 (4)	41.17	4/9/2023	—	—	—	—	—
	Option	—	100,000 (3)	70.42	3/5/2024	—	—	—	—	—
	RSU Time	—	—	—	—	04/09/2013	7,126	429,555 (5)	—	—
	RSU Perf	—	—	—	—	04/09/2013	—	—	10,688	644,273 (7)
	MSP RSU	—	—	—	—	3/3/2014	10,880	655,846 (9)	—	—
Rajeev Bhalla	Option	—	100,000 (4)	79.33	12/2/2023				—	—
	Option	—	11,901	71.56	3/3/2021	—	—	—	—	—
	RSU Time	—	—	—	—	12/2/2013	9,454	569,887 (10)	—	—
	RSU Perf	—	—	—	—	3/3/2014	—	—	4,228	254,864 (6)
Wayne F. Robbins	Option	2,798	—	30.91	3/1/2020	—	—	—	—	—
	Option	5,064		39.00	2/28/2021	—	—	—	—	—
	Option	4,340	2,170	32.76	3/5/2022	—	—	—	—	—
	Option	—	11,802	71.56	3/3/2021	—	—	—	—	—
	RSU Time	—	—	—	—	03/05/2012	938	56,543 (5)	—	—
	MSP RSU	—	—	—	—	03/05/2012	3,449	207,906 (9)	—	—
	RSU Perf	—	—	—	—	03/05/2012	—	—	2,899	174,752 (8)
	RSU Time	—	—	—	—	03/04/2013	3,800	229,064 (5)	—	—
	MSP RSU	—	—	—	—	03/04/2013	1,249	75,290 (9)	—	—
	RSU Perf	—	—	—	—	03/04/2013	—	—	5,699	343,536 (7)
	RSU Perf	—	—	—	—	03/03/2014	—	—	4,193	252,754 (6)
	MSP RSU	—	—	—	—	03/03/2014	4,802	289,465 (9)	—	—
Vincent Sandoval	RSU Time	—	—	—	—	03/20/2014	2,709	163,299 (5)	—	—

Arjun Sharma	Option	1,954	—	30.91	3/1/2020	—	—	—	—	—
	Option	3,212	—	39.00	2/28/2021	—	—	—	—	—
	Option	1,866	933	32.76	3/5/2022	—	—	—	—	—
	Option	—	3,168	71.56	3/3/2021	—	—	—	—	—
	RSU Perf	—	—	—	—	03/05/2012	—	—	1,246	75,109 (8)
	MSP RSU	—	—	—	—	03/05/2012	3,065	184,758 (9)	—	—
	RSU Time	—	—	—	—	03/05/2012	404	24,353 (5)	—	—
	RSU Perf	—	—	—	—	03/04/2013	—	—	1,468	88,491 (7)
	MSP RSU	—	—	—	—	03/04/2013	3,241	195,367 (9)	—	—
	RSU Time	—	—	—	—	03/04/2013	980	59,074 (5)	—	—
	RSU Perf	—	—	—	—	03/03/2014	—	—	1,125	67,815 (6)
	MSP RSU	—	—	—	—	03/03/2014	2,226	134,183 (9)	—	—

(1)
With the exception of the inducement stock options granted to Messrs. Buckhout and Bhalla described in footnote (4) below, the stock options listed in this column were granted pursuant to our Equity Incentive Plan. The stock option grants on March 1, 2010, and February 28, 2011 vest three years from such date and have a ten year term. The stock option grants on March 5, 2012 vest ratably 33% per year generally beginning on the first anniversary from such date and have a ten year term. The stock option grants on March 3, 2014 vest ratably 33% per year generally beginning on the first anniversary from such date and have a seven year term.

(2)
The amounts shown in these columns reflect the market value of unvested RSUs calculated by multiplying the number of such unvested RSUs by $60.28, the closing price of our Common Stock on December 31, 2014, the last trading day in 2014.

(3)
On March 5, 2014 Mr. Buckhout received a stock option award that includes both a service period and a market vesting condition. The stock options will vest if the following stock price targets are met based on the stock closing at or above these targets for 60 consecutive trading days: $87.50 (25,000 cumulative vested shares); $100.00 (50,000 cumulative vested shares); $112.50 (75,000 cumulative vested shares); $125.00 (100,000 cumulative vested shares) Vested options may be exercised 25% at the time of vesting, 50% one year from the date of vesting and 100% two years from the date of vesting and have a ten-year term but to the extent that the market conditions (stock price targets shown above) are not met within five years from the grant date, these options will not vest and will forfeit.

(4)
On April 9, 2013 and December 2, 2013 inducement stock options were granted to Messrs. Buckhout and Bhalla, respectively. These inducement stock option awards were granted pursuant to the inducement award exemption under Section 303A.08 of the NYSE Listed Company Manual. Both of these inducement stock option grants include both a service period and a market vesting condition. The inducement stock options will vest if the following stock price targets are met based on the stock closing at or above these targets for 60 consecutive trading days: Mr. Buckhout - $50.00 (50,000 cumulative vested shares); $60.00 (100,000 cumulative vested shares); $70.00 (150,000 cumulative vested shares); $80.00 (200,000 cumulative vested shares) Mr. Bhalla - $87.50 (25,000 cumulative vested shares); $100.00 (50,000 cumulative vested shares); $112.50 (75,000 cumulative vested shares); $125.00 (100,000 cumulative vested shares). Vested options for both inducement stock option grants for Messrs. Buckhout and Bhalla may be exercised 25% at the time of vesting, 50% one year from the date of vesting and 100% two years from the date of vesting. These two stock option grants have a ten-year term but to the extent that the market conditions (stock price targets shown above) are not met within five years from the grant date, these options will not vest and will forfeit.

(5)
The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants generally vest ratably over a three-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.

(6)
The amounts reflect the unvested portion of long term grants in the form of performance RSUs pursuant to our Equity Incentive Plan. Such grants are subject to financial performance conditions for the year ended December 31, 2016 and reflect the target amount of the award.

(7)
The amounts reflect the unvested portion of long term grants in the form of performance RSUs pursuant to our Equity Incentive Plan. Such grants are subject to financial performance conditions for the year ended December 31, 2015 and reflect the target amount of the award.

(8)
The amounts reflect the unvested portion of long term grants in the form of RSUs pursuant to our Equity Incentive Plan. Such grants are subject to financial performance conditions for the year ended December 31, 2014 and reflect the target amount of the award.

(9)
The amounts reflect the unvested portion of MSP RSUs pursuant to the MSP provisions allowing executives to receive MSP RSUs in lieu of a specified percentage or dollar amount of their annual incentive cash bonus. Such MSP RSUs vest in whole on the date that is three years from the date of the grant at which time they convert into shares of Common Stock and are issued to the executive unless the executive has selected a longer deferral period. Awards with a grant date of March 3, 2014 vest on March 3, 2017.

(10)
The amounts reflect the unvested portion of long-term incentive grants in the form of RSUs pursuant to our Equity Incentive Plan. This original issue granted to Mr. Bhalla in connection with his hire and is granted outside our Equity Incentive Plan. Such grants generally vest ratably over a three-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.

(11)	Type of Award:
RSU Time = RSU award subject to time-based vesting only
RSU Perf = RSU award subject to performance conditions
Perf Options = Stock option subject to a service period and a market vesting condition
Options = Stock option subject to time based vesting
MSP RSU = MSP RSU awards subject to performance conditions under management bonus plan
MBP = Cash award subject to performance conditions under management bonus plan
Each of these RSU and Option awards was granted under our Equity Incentive Plan. See Summary Compensation Table and the footnotes thereto for additional information on these types of awards.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2), (3)	Value Realized on Vesting ($) (4)
(a)	(b)	(c)	(d)	(e)
Scott A. Buckhout (5)	—	—	3,563	281,085
Rajeev Bhalla (6)	—	—	9,454	601,463
Wayne F. Robbins (7)	—	—	9,098	655,898
Vincent Sandoval	—	—	—	—
Arjun Sharma (8)	—	—	3,158	226,837

(1)	All stock option exercises consisted of cashless exercises performed through open market transactions.
(2)
With respect to shares acquired upon vesting of RSUs, Named Executive Officers have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares.

(3)
In certain cases, the actual receipt of shares underlying vested RSUs may have been deferred pursuant to a previous election made by the Named Executive Officer. This table reports the number of shares vested regardless of whether distribution actually was made.

(4)
The amounts shown in this column reflect the value realized upon vesting of RSUs and MSP RSUs as follows: (i) for RSUs, the value realized upon vesting is determined by multiplying the number of RSUs vested (prior to withholding of any shares to pay associated income taxes) and the closing price of our Common Stock on the day prior to vesting and (ii) for MSP RSUs, the value realized upon vesting is determined by multiplying (a) the number of MSP RSUs vested (prior to withholding of any shares to pay associated income taxes) and (b) the difference between the closing price of our Common Stock on the day prior to vesting and the cost of the MSP RSUs.

(5)	Mr. Buckhout had RSUs vest during 2014 as follows: 3,563 RSUs with a price of $78.89 on May 9, 2014.
(6)	Mr. Bhalla had RSUs vest during 2014 as follows: 9,454 RSUs with a price of $63.62 on December 2, 2014.
(7)
Mr. Robbins had RSUs and MSP RSUs vest during 2014 as follows: 748 RSUs and 5,512 MSP RSUs with a price of $71.23 on February 28, 2014; 938 RSUs with a price of $70.42 on March 5, 2014; and 1,900 RSUs with a price of $75.76 on April 4, 2014.

(8)
Mr. Sharma had RSUs and MSP RSUs vest during 2014 as follows: 475 RSUs and 1,789 MSP RSUs with a price of $71.23 on February 28, 2014; 404 RSUs with a price of $70.42 on March 5, 2014; and 490 RSUs with a price of $75.76 on April 4, 2014.

2014 Nonqualified Deferred Compensation

In 2007, we implemented a nonqualified 401(k) excess plan to provide benefits that would have otherwise been provided to participants in our 401(k) plan but for the imposition of certain maximum statutory limits imposed on qualified plans, such as annual limits on eligible pay and contributions. Under the 401(k) plan, the Company makes matching contribution on behalf of each participant equal to 50% of the first 5% of compensation contributed to the plan by the participant. In addition under the 401(k) plan, the Company has made core contribution on behalf of each participant equal to 2.5% of the participant’s compensation during the recently concluded fiscal year (regardless of whether the participant contributes to the plan). We also make the same contributions to the nonqualified 401(k) excess plan but only with respect to compensation in excess of the annual limit on eligible pay. In 2014, the annual limit on eligible pay was $260,000 and the annual limit on contributions was $50,000. Any contribution credits that we provide to participants under the nonqualified 401(k) plan are invested, at the discretion of plan participants, in one or more mutual funds selected by the plan participants. The same twenty-four mutual funds that we make available under our 401(k) plan are also available under the nonqualified 401(k) excess plan and there are no minimum or guaranteed rates of return to the participants on such investments. Distributions from the nonqualified 401(k) excess plan are made in a lump sum upon a participant's separation from service.

We also permit the grantees of our RSUs to defer the settlement of their units beyond the vesting date. The deferral period is a stated period of years selected in advance by the grantee. If the grantee's employment terminates before the end of the deferral period for reasons other than retirement, the RSUs will be settled in shares of our Common Stock upon termination of employment. If the grantee retires before the end of the deferral period, the RSUs will be settled in shares of our Common Stock at the end of the deferral period. During the deferral period, any dividends that would otherwise be paid on the deferred RSUs accumulate in cash and will be paid out at the same time that the deferred RSUs are settled.

Under either deferred compensation arrangement, if distribution is made on account of separation from service, the distribution will be delayed by six months if the participant is considered a specified employee within the meaning of Section 409A of the Internal Revenue Code.

The following table outlines employee and employer contributions to each deferred compensation arrangement for Fiscal Year 2014. The table also includes earnings or losses during Fiscal Year 2014, and the aggregate balances as of December 31, 2014.

2014 Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c) (1)	Aggregate Earnings /(Loss) in Last FY ($)(d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE ($) (f) (2)
Scott A. Buckhout	Excess 401K	—	3,611	336	—	3,947

Rajeev Bhalla (3)	Excess 401K	—	—	—	—	—

Wayne F. Robbins	Excess 401K	—	10,533	2,396	—	38,609

Vincent Sandoval (3)	Excess 401K	—	—	—	—	—

Arjun Sharma	Excess 401K	—	2,287	547	—	6,194

(1)	These amounts are disclosed in the Summary Compensation Table under "All Other Compensation."
(2)	These amounts include employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and in previous proxy statements.
(3)	Messrs. Bhalla and Sandoval joined the company in 2013 and 2014, respectively and did not have any nonqualified deferred compensation during 2014.

SEVERANCE AND OTHER BENEFITS UPON
TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our Named Executive Officers (and other executive officers) with severance protections that are consistent with the severance protections offered by our Compensation Peer Group Companies. The following section describes the particular benefits that may become payable to our Named Executive Officers depending on the circumstances surrounding their termination of employment with us. In calculating the amount of any potential payments to our Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2014 and that the price per share of our common stock is equal to $60.28, the closing price on December 31, 2014, the last trading day in 2014.

Severance Benefits-Termination of Employment Other than in Connection with Change in Control

As noted in the section of this Proxy Statement entitled “Compensation Discussion and Analysis - Extraordinary Events during the Year,” our Named Executive Officers are party to certain agreements providing for severance under certain circumstances as detailed in that section.

Severance Benefits-Termination of Employment in Connection with Change in Control

Change of Control Agreements with Named Executive Officers

The Company has entered into change of control agreements with our executive officers, including our Named Executive Officers, which are substantially identical and provide for certain benefits to be paid to such executive officers in connection with a termination of employment with the Company under the circumstances described below.

If within 12 months after a change in control, an executive officer's employment is terminated by the Company without "Cause" or such executive officer terminates his employment for "Good Reason" (as those terms are defined in the change of control agreements), such executive officer will be entitled to severance pay that generally includes: (i) an amount equal to two times the sum of (a) such executive officer's current base salary and (b) the either the highest annual incentive compensation received by such executive officer in any of the three immediately preceding fiscal years (excluding any sign-on bonus, retention bonus or any other special bonus) or such individual’s target annual incentive compensation; and (ii) the payment of such health insurance premiums as may be necessary to allow them and their spouses and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years. In the event of a change in control, the aggregate amount payable to our executive officers (including our Named Executive Officers) by the Company may, in certain instances, trigger the payment of excise taxes under the Internal Revenue Code. In the event that the applicable executive officer (including our Named Executive Officers) would receive a greater economic benefit by receiving payments up to the maximum amount that would not require the payment of excise taxes instead of the full amounts due from the Company, the change of control agreements provide that the aggregate payments to our executive officers will be reduced to the maximum amount that would not require the payment of excise taxes. The change of control agreements provide that in consideration of the benefits provided thereunder, during the term of employment and for one year thereafter, regardless of the reasons for termination of employment, the executive officer will not compete with the Company.

Other Benefits Received in Connection with a Change in Control

The change of control agreements with our executive officers, including our Named Executive Officers, also provide for the immediate acceleration of vesting of all stock options and other stock-based awards (including RSUs) in the event of a change in control, notwithstanding whether the executive has been terminated in connection therewith.

The following tables list the estimated amounts that the Named Executive Officers would have become entitled to under a change of control agreement for the Named Executive Officers had their employment with the Company terminated on December 31, 2014 under circumstances described above:

Payments and Benefits	Termination after Change-in-Control
Scott A. Buckhout
Cash Severance (1)	$2,286,860
Stock Options (2)	$2,866,500
Restricted Stock Units (3)	$1,186,318
Health Care Benefits (4)	$29,896
Total (5)	$6,365,574

(1)
This amount reflects payment to Mr. Buckhout that would be equal to two times the sum of (i) his then effective base salary and (ii) his target annual incentive compensation. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Buckhout would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $60.28 on December 31, 2014.

(3)
This amount reflects the incremental value to which Mr. Buckhout would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $60.28 on December 31, 2014, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Buckhout that would be equal to the cost of the health insurance premiums necessary to allow Mr. Buckhout and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

Payments and Benefits	Termination after Change-in-Control
Rajeev Bhalla
Cash Severance (1)	$1,551,066
Stock Options (2)	$-0-
Restricted Stock Units (3)	$824,751
Health Care Benefits (4)	$25,896
Total (5)	$2,401,713

(1)
This amount reflects payment to Mr. Bhalla that would be equal to two times the sum of (i) his then effective base salary and (ii) his target annual incentive compensation. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Bhalla would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $60.28 on December 31, 2014.

(3)	This amount reflects the incremental value to which Mr. Bhalla would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $60.28 on December 31, 2014.

(4)
This amount reflects payments to Mr. Bhalla that would be equal to the cost of the health insurance premiums necessary to allow Mr. Bhalla and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section-4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

Payments and Benefits	Termination after Change-in-Control
Wayne F. Robbins
Cash Severance (1)	$1,752,980
Stock Options (2)	$59,718
Restricted Stock Units (3)	$1,295,030
Health Care Benefits (4)	$17,736
Total (5)	$3,125,465

(1)
This amount reflects payment to Mr. Robbins that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Robbins would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $60.28 on December 31, 2014.

(3)
This amount reflects the incremental value to which Mr. Robbins would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $60.28 on December 31, 2014, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Robbins that would be equal to the cost of the health insurance premiums necessary to allow Mr. Robbins and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section-4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

Payments and Benefits	Termination after Change-in-Control
Vincent Sandoval
Cash Severance (1)	$720,000
Stock Options (2)	$-0-
Restricted Stock Units (3)	$163,298
Health Care Benefits (4)	$25,896
Total (5)	$909,194

(1)
This amount reflects payment to Mr. Sandoval that would be equal to two times the sum of (i) his then effective base salary and (ii) his target annual incentive compensation. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Sandoval would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $60.28 on December 31, 2014.

(3)
This amount reflects the incremental value to which Mr. Sandoval would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $60.28 on December 31, 2014, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Sandoval that would be equal to the cost of the health insurance premiums necessary to allow Mr. Sandoval, his spouse and his dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

Payments and Benefits	Termination after Change-in-Control
Arjun Sharma
Cash Severance (1)	$733,680
Stock Options (2)	$25,676
Restricted Stock Units (3)	$563,630
Health Care Benefits (4)	$8,836
Total (5)	$1,331,822

(1)
This amount reflects payment to Mr. Sharma that would be equal to two times the sum of (i) his then effective base salary and (ii) his highest annual incentive compensation in any of the three immediately preceding years. This payment is payable in a lump sum following termination.

(2)
This amount reflects the incremental value to which Mr. Sharma would be entitled due to the immediate vesting of all unvested stock options using the closing stock price of $60.28 on December 31, 2014.

(3)
This amount reflects the incremental value to which Mr. Sharma would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $60.28 on December 31, 2014, less the applicable basis with respect to MSP RSUs.

(4)
This amount reflects payments to Mr. Sharma that would be equal to the cost of the health insurance premiums necessary to allow Mr. Sharma and his spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination for a period of two years from the date of termination.

(5)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Directors are subject to the "Stock Ownership Guidelines" described above.

Currently, our non-employee directors will receive cash compensation as follows, on an annual basis, unless otherwise noted:

Annual Retainer (Board Member)	$60,000
Annual Retainer (Chairman of the Board)	$135,000
Chairman Fee (Audit Committee)	$20,000
Chairman Fee (Compensation Committee)	$15,000
Chairman Fee (Nominating and Corporate Governance Committee)	$10,000
Committee Membership (per committee)	$5,000

Directors also are eligible to receive an annual equity incentive grant under our Equity Incentive Plan. Currently, the targeted value of such grant is $85,000. As a result, with respect to the most recent grants which were made on February 23, 2015, each director received a grant of 1,054 RSUs which are convertible into shares of Common Stock on a one-for-one basis and which vest in equal one-third portions over a three-year period. The number of RSUs was determined by dividing $85,000 by the closing price of our Common Stock on the trading day immediately preceding the award date. At his election, each director, under the MSP, may elect to defer all or part of such director's annual cash retainer for the purchase of MSP RSUs at a 33% discount from the closing price of our Common Stock on the date of the fee payments. Those directors who are our employees do not receive compensation for their services as directors.

The table below summarizes the compensation paid by the Company to non-employee directors for Fiscal Year 2014.

2014 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(g)	(h)
Jerome D. Brady	13,000	150,000	1,146	164,146
David F. Dietz (4)	—	262,500	1,146	263,646
Douglas M. Hayes	15,000	150,000	1,146	166,146
Norman E. Johnson	10,000	150,000	204	160,204
John (Andy) O'Donnell	10,000	150,000	411	160,411
Peter M. Wilver (1)	65,000	75,000	457	140,457

(1)
The amounts shown in this column reflect the fees paid in Fiscal Year 2014 for Board and committee service. Mr. Wilver, elected to receive all of his $50,000 annual retainer fee in cash. All other directors elected to receive MSP RSU’s in lieu of their annual retainer fee.

(2)
Our directors are each eligible to participate in our MSP, a component plan of our Equity Incentive Plan, pursuant to which directors may make an advance election to receive MSP RSUs in lieu of all or part of such director's fees. Such MSP RSUs are issued on the basis of a 33% discount to the closing price of the Company's stock on the day prior to the award date, which is generally the day the fees are paid or otherwise would be paid, and generally vest at the end of three years, at which time they are converted into shares of our Common Stock unless the director previously has elected a longer deferral period. The amounts shown in this column reflect the aggregate grant date fair value of stock awards made during 2014 with respect to RSU awards under the Equity Incentive Plan and MSP RSUs. During 2014, each of the Directors received a $75,000 RSU award subject to 3 year annual vesting. In addition, with the exception of Mr. Wilver, all of our Directors elected to receive MSP RSUs in lieu of their annual retainer fees described above. For a discussion of the assumptions related to the calculation of the amounts in this column, please refer to Note 11 ("Share-Based Compensation") to the Company's audited consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 18, 2015.

(3)	The amounts shown in this column reflect dividend equivalents paid on RSUs.
(4)	Mr. Dietz, Chairman received an annual retainer fee of $125,000, all of which was deferred into MSP RSUs.

COMMITTEE REPORTS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for Fiscal Year 2014 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board

Douglas M. Hayes
Norman E. Johnson
John (Andy) O'Donnell

Audit Committee Report

The Audit Committee has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which initially was adopted by the Board on May 24, 2000. During the fiscal year ended December 31, 2003 and again during the fiscal year ended December 31, 2004 and in March 2012, minor revisions were made to the Audit Committee Charter to ensure compliance with revised NYSE and SEC requirements and to more clearly delineate the delegation of certain Board functions as between the Audit Committee and the Nominating and Corporate Governance Committee. Pursuant to this Charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company's financial statements and the independence and performance of the Company's independent auditors. The Audit Committee also oversees the performance of the Company's internal audit function and the Company's compliance with legal and regulatory requirements.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Audit Committee relies, without independent verification, on the information provided to it and the representations made by management, the internal auditors and the independent auditors. Management retains direct responsibility for the financial reporting process, the system of internal controls and the system of disclosure controls and procedures.

In furtherance of its role, the Audit Committee has an annual agenda which includes quarterly reviews of the Company's internal controls and of areas of potential exposure for the Company, such as environmental and litigation matters. The Audit Committee meets at least quarterly and reviews the Company's interim financial results and earnings releases prior to their publication. The Audit Committee also reviews the Company's periodic reports on Forms 10-Q and 10-K prior to their filing.

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expediting of services is necessary. The independent auditors and management report annually to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed. All of the audit, audit-related, tax and other services provided by Grant Thornton LLP in Fiscal Year 2013 and Fiscal Year 2014 and related fees were approved in accordance with the Audit Committee's policy.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal Year 2014 with management and it has discussed with Grant Thornton LLP, the Company's independent auditors for Fiscal Year 2014, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee also has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP's communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal Year 2014.

Submitted by the Audit Committee of the Board of Directors
Peter M. Wilver
Jerome D. Brady
John (Andy) O'Donnell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of February 28, 2015, by:

•	all persons known by us to own beneficially 5% or more of our Common Stock;

•	each of our current directors;

•	our Named Executive Officers included in the Summary Compensation Table appearing in this proxy statement; and

•	all current directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 28, 2015 through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of February 28, 2015, a total of 17,686,959 shares of our Common Stock were outstanding.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent authority is shared by spouses under applicable law.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent (2)
Gabelli Entities (3)	3,175,857	18.0%
BlackRock, Inc. (4)	1,579,102	8.9%
The Vanguard Group (5)	1,162,203	6.6%
Royce & Associates, LLC (6)	984,559	5.6%
T. Rowe Price Associates, Inc. (7)	970,320	5.4%
Shapiro Capital Management LLC (8)	795,562	4.5%
Scott A. Buckhout	155,989	*
Wayne F. Robbins (9)	71,954	*
David F. Dietz	62,449	*
Douglas M. Hayes (10)	23,201	*
Arjun Sharma	18,382	*
Jerome D. Brady	16,832	*
Rajeev Bhalla	9,871	*
Peter M. Wilver	8,469	*
John (Andy) O'Donnell	5,449	*
Norman E. Johnson	2,524	*
Vincent Sandoval	903	*
All current executive officers and directors as a group (eleven persons) (11)	376,023	2.1%

* Less than 1%.

(1)
The address of each stockholder in the table is c/o CIRCOR, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803, except that the address of the Gabelli Entities (as defined in Footnote 3) is One Corporate Center, Rye, NY 10580; the address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022; the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355; the address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202; the address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305; and, the address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(2)
The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying stock options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from February 28, 2015, the date of the above table, but excludes shares of Common Stock underlying stock options, warrants or convertible securities held by any other person.

(3)
The information is based on an amended Schedule 13D filed with the Securities and Exchange Commission on December 8, 2014 on behalf of Mario J. Gabelli and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer including, but not limited to, Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., Gabelli Securities, Inc., GGCP, Inc. and GAMCO Investors, Inc. (collectively, the "Gabelli Entities"). According to the amended Schedule 13D, the Gabelli Entities engage in various aspects of the securities business, primarily as investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partners or the equivalent of various private investment partnerships or private funds. Certain of the Gabelli Entities may also make investments for their own accounts. According to the amended Schedule 13D, Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. beneficially owned 1,294,100, 1,720,357 and 161,400 shares, respectively. Mr. Gabelli, GAMCO Investors, Inc., Gabelli Securities, Inc. and GGCP, Inc. are deemed to beneficially own the shares owned beneficially by each of the Gabelli Entities. Subject to certain limitations, each of the Gabelli Entities has sole dispositive and voting power, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, in the shares beneficially owned by such entity, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 151,700 of the reported shares, (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of the Company held by the various funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each such fund shall respectively vote that fund’s shares, (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other Gabelli Entities.

(4)
The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on January 22, 2015 on behalf of BlackRock, Inc. ("BlackRock"). According to the filing, BlackRock beneficially owns 1,579,102 shares. Of the shares beneficially owned BlackRock has sole dispositive power over 1,579,102 shares and sole voting power over 1,538,626 shares. BlackRock does not have shared dispositive or voting power over any of the shares it beneficially owns.

(5)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2015 on behalf of The Vanguard Group. According to the filing, The Vanguard Group beneficially owns 1,162,203 shares. Of the shares beneficially owned, The Vanguard Group has sole dispositive power over 1,141,122 shares, shared dispositive power over 21,081 shares and sole voting power over 22,481 shares. T. Rowe Price does not have shared voting power over any of the shares it beneficially owns.

(6)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 6, 2015 on behalf of Royce & Associates, LLC ("Royce"). According to the filing, Royce beneficially owns 984,559 shares over which it has sole voting and dispositive power.

(7)
The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015 on behalf of T. Rowe Price Associates, Inc. ("T. Rowe Price"). Of the shares beneficially owned, T. Rowe Price has sole dispositive power over all such shares and sole voting power over 329,260 shares. T. Rowe Price does not have shared dispositive or voting power over any of the shares it beneficially owns.

(8)
The information is based on a Schedule 13G filed with the Securities and Exchange Commission on December 6, 2012 on behalf of Shapiro Capital Management LLC and Samuel R. Shapiro. According to the filing, Shapiro Capital Management beneficially owns 578,500 shares over which it has sole voting power, 217,062 shares over which it has shared voting power and 795,562 shares over which it has sole dispositive power.

(9)	Mr. Robbins retired from the Company on February 6, 2015.
(10)
Includes 23,201 shares of Common Stock held by The Douglas and Connie Hayes Living Trust, an entity of which Mr. Hayes is a co-trustee with his spouse. Mr. Hayes shares investment power and voting power over all of such shares with his spouse.

(11)
Includes 164,524 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of February 28, 2015 and 48,931 shares of Common Stock issuable within 60 days of February 28, 2015 on account of RSUs that will have vested.

SELECTION OF AUDITORS

Ordinarily, at the Annual Meeting, the Company seeks stockholder ratification of the Audit Committee’s selection of auditor. Although action by the stockholders in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company's financial controls and reporting. For Fiscal Year 2015, however, the Audit Committee has not yet finalized its selection of the independent auditor and will not be seeking stockholder ratification this year..

Auditor Presence at Annual Meeting

A representative of Grant Thornton LLP (our independent auditor for Fiscal Year 2014) is expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

Fees Paid to Auditors	Fiscal Year
(In Thousands of $US)	2014	2013
Audit Fees (1)	$2,035	$1,955
Audit Related Fees (2)	8	8
Tax Fees (3)	93	89
All Other Fees (4)	0	0
Total	$2,136	$2,052

(1)
For the professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements, for review of the financial statements included in the Company’s quarterly reports of Form 10-Q for that year, and for conducting of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	For audit related services performed by Grant Thornton LLP, consisted of statutory audit services for the Company’s subsidiaries in the United Kingdom.

(3)	For tax services performed by Grant Thornton LLP consisted of research and analysis relating to the research and development tax credit.

(4)	The Company did not engage Grant Thornton LLP to perform any other services during Fiscal Year 2014 or Fiscal Year 2013.

Independence

The Audit Committee has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining Grant Thornton LLP's independence and has determined that these services had no adverse effect on such independence.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with provisions of Section 14A of the Exchange Act, we are providing the Company's stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers, which is described in the section titled "Compensation Discussion and Analysis" in this Proxy Statement.

As described in the section titled "Compensation Discussion and Analysis," our executive compensation program is designed to (i) attract and retain qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with industry peers and (ii) motivate executives to achieve results that improve long-term organizational value by aligning executives' interests with those of our stockholders. In order to align executive compensation with the interests of our stockholders, an important portion of compensation for our Named Executive Officers is "at risk," or contingent upon the successful achievement of annual as well as long-term strategic corporate goals that we believe will drive stockholder value. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives.

The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its objectives.

We currently hold our advisory vote to approve the compensation of our Named Executive Officers (“Say-on-Pay vote”) annually. This vote is only advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with the Company's stockholders and encourages all stockholders to vote their shares on this matter. The Company’s stockholders will have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote will occur no later than our 2017 annual meeting of stockholders.

Our Board recommends that our stockholders approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting in favor of the following resolution:

"RESOLVED, that the stockholders of CIRCOR International, Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for this Annual Meeting."

Board Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS BY VOTING "FOR" THIS RESOLUTION.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to approve this resolution. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

MARKET VALUE

On March 13, 2015, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $54.35.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail and via the internet, certain directors, officers and employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by mail, telephone, email or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000, plus reimbursement of expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
ANNUAL MEETING IN 2015

Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2016 must be received by the Company on or before November 22, 2015 in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company's proxy statement and form of proxy.

In addition, a stockholder who wishes to present a proposal or director nomination at the annual meeting of stockholders to be held in 2016 must deliver the proposal or nomination to the Company so that it is received not earlier than January 5, 2016 and not later than February 4, 2016 in order to be considered at that annual meeting. The Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal or director nomination considered at an annual meeting must provide written notice of such proposal, or nomination of a director for election, and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than ninety days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting. In the event, however, that the annual meeting is scheduled to be held more than thirty days before such anniversary date or more than sixty days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board will confer discretionary voting authority with respect to stockholder proposals, subject to SEC rules governing the exercise of this authority.

Any stockholder proposals should be mailed to: Secretary, CIRCOR International, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803.

"HOUSEHOLDING" OF ANNUAL MEETING MATERIALS

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single Notice Regarding the Availability of Proxy Materials, and, for those who request, a single paper copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with account holders who are the Company's stockholders will be "householding" proxy materials. A single Notice Regarding the Availability of Proxy Materials (the "Notice") and, for those who request, a single paper copy of the proxy statement an annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. If, at any time, a stockholder no longer wishes to participate in "householding" and would prefer to receive a separate proxy statement, annual report and/or Notice, please notify the broker. Upon written request to the Company's Secretary at the Company's corporate headquarters at 30 Corporate Drive, Suite 200, Burlington, MA 01803 or via telephone at (781) 270-1200, the Company will promptly deliver a separate copy of the proxy statement, annual report and/or Notice to such stockholder. Shareholders who share the same address, and currently receive multiple copies of the proxy statement, annual report and/or Notice and would like to request "householding" of such information should contact their broker or the Company.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock (collectively, "Section 16 Persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, the Company believes that during Fiscal Year 2014, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY AS PROVIDED IN THIS PROXY STATEMENT. YOUR PROXY IS REVOCABLE UNTIL THE TIMES SET FORTH IN THIS PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

Annual Meeting of CIRCOR International, Inc.
Tuesday, May 5, 2015
1:00 PM Local Time
at
CIRCOR Instrumentation Technologies, Inc.
405 Centura Court
Spartanburg, SC 29303

Directions to CIRCOR Instrumentation Technologies, Inc.

From Greenville-Spartanburg International Airport:

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Head NORTHWEST on Aviation Parkway towards GSP Drive. Turn left onto GSP Drive and left onto Aviation Parkway Merge onto I-85 N. Take exit 68 towards S. Carolina 129/Wellford and turn left onto SC-129 W (signs for Wellford/South Carolina 129 N). Turn right onto Fort Prince Road and right onto Mount Zion Road/State Road S42-123. Bear slightly right onto S 41/N Blackstock Road/State Road S-42-41, turn left onto John Martin Road and turn right onto Centura Court.

From Charlotte Douglas International Airport:

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Head SOUTH on RC Josh Birmingham Parkway towards Airport Parking Drive. Keep right to stay on RC Josh Birmingham Parkway and take first left onto Old Dowd Road. Turn right onto Marshall Drive and left onto US-29 S/US-75 W/Wilkinson Boulevard. Turn left onto the ramp to I-485 Inner N/Spartanburg and take exit 10B on the left for I-85 S towards Spartanburg/Gastonia. Merge onto I-85 S (entering South Carolina) and take exit 77 for I-85 toward Spartanburg/Freeway Loop. Merge onto I-85 BUS S and take exit 1 toward Rd 41/N. Blackstock Road. Merge onto College Drive/State Road S-42-796/Zimmerman Road. Turn right onto S 41/N. Blackstsock Road/State Road S-42-41. Take second right onto John Martin Road and turn right onto Centura Court.

From Hartsfield-Jackson Atlanta International Airport:

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Head NORTH on Capitol Ave SW towards M.L.K. Jr. Drive SW. Continue onto Piedmont Ave SW and turn right onto the ramp to I-75 N/I-85 N. Stay left at the fork and merge onto I-75 N/I-85 N. Keep left to continue on I-85 N and follow signs to I-85 N. Take exit onto GA-13 N. Take exit onto I-85 N toward Greenville (entering South Carolina). Keep right to continue on I-85 BUS N, follow signs for I-85 Business/Spartanburg/Freeway Loop. Take exit 1 toward Rd 41/N Blackstock Road/State Road S-42-41. Take the third right onto John Martin Road and the first right onto Centura Court.